UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BOSTON ACOUSTICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $.01 par value per share, of Boston Acoustics, Inc.

(2)	Aggregate number of securities to which transaction applies:

4,565,587, which includes 4,234,512 shares of Common Stock and options to purchase 331,075 shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 4,234,512 shares of Common Stock multiplied by $17.50 per share and (b) in-the-money options to purchase 331,075 shares of Common Stock multiplied by $7.082 per share (which is the difference between $17.50 and the weighted average exercise price per share of the in-the-money options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001177 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$76,448,633

(5)	Total fee paid:

$8,998.00

☒	Fee paid previously with preliminary materials: $8,998.00

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the From or Schedule and the date of its filing.

(1)	Amount Previously Paid:

    $8,998.00

(2)	Form, Schedule or Registration Statement No.:

    Schedule 14A

(3)	Filing Party:

    Boston Acoustics, Inc.

(4)	Date Filed:

    July 21, 2005

300 JUBILEE DRIVE PEABODY, MA 01960

July 20, 2005

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Boston Acoustics, Inc. The meeting is scheduled for Thursday, August 25, 2005 at 11:00 A.M., Eastern Daylight Time, and will be held at the Company’s principal office located at 300 Jubilee Drive, Peabody, Massachusetts 01960.

At the meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger that we entered into on June 8, 2005 with D&M Holdings U.S. Inc. and Allegro Acquisition Corp., an indirect wholly-owned subsidiary of D&M Holdings Inc. Pursuant to the Merger Agreement:

•	Allegro Acquisition Corp. will merge with and into Boston Acoustics;

•	Boston Acoustics will continue as the corporation surviving the merger and will become an indirect wholly-owned subsidiary of D&M Holdings Inc.; and

•	each share of the common stock of the Company issued and outstanding as of the effective time of the merger will be canceled and converted into the right to receive $17.50 per share in cash, without interest.

Our board of directors carefully reviewed and considered the terms and conditions of the proposed Merger. Based on its review, the board of directors has unanimously determined that the terms of the Merger Agreement and the Merger are advisable and are in the best interests of Boston Acoustics and its shareholders. The board of directors unanimously recommends that you vote for the proposal to approve the merger agreement.

The accompanying Notice of Special Meeting of Shareholders and Proxy Statement (including its annexes) provide you with information about the special meeting of the Company’s shareholders and the proposed Merger. Before voting, please read the entire proxy statement together with its annexes carefully.

Your vote is very important. We cannot complete the Merger unless holders of two-thirds of all of the outstanding shares of our common stock entitled to vote approve the Merger Agreement. If you do not vote, it will have the same effect as voting against the Merger. Andrew Kotsatos, the chairman of our board, and other shareholders have agreed to vote their shares of Boston Acoustics common stock, which represent approximately 38% of the outstanding shares, in favor of the Merger. Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing to us the enclosed proxy card to ensure that your shares will be represented at the Special Meeting.

On behalf of Boston Acoustics’ directors and officers, I wish to thank you for your support of Boston Acoustics and urge you to vote FOR the approval of the Merger Agreement.

Sincerely,

Moses A. Gabbay
President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

Please sign, date and return your proxy card promptly

This proxy statement is dated July 20, 2005 and is first being mailed to shareholders on or about July 27, 2005.

BOSTON ACOUSTICS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On August 25, 2005

To the Shareholders of Boston Acoustics, Inc.:

Notice is hereby given that a Special Meeting of Shareholders of Boston Acoustics, Inc. (“Boston Acoustics”) will be held on August 25, 2005 at 11:00 A.M., Eastern daylight time at our principal offices, located at 300 Jubilee Drive, Peabody, Massachusetts 01960, to consider and act upon proposals:

1. to approve the Agreement and Plan of Merger, dated as of June 8, 2005, among D&M Holdings U.S. Inc., Allegro Acquisition Corp., an indirect wholly-owned subsidiary of D&M Holdings Inc., and Boston Acoustics;

2. to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger as set forth in the Merger Agreement, including for the purpose of soliciting proxies to vote in favor of approving the Merger Agreement; and

3. to consider and act upon such other matters as may properly come before the meeting.

Any action on the items of business described above may be considered at the meeting at the time and on the date specified above or at any time and date to which the meeting may be properly adjourned or postponed.

The board of directors of Boston Acoustics has unanimously determined that the Merger is in the best interests of Boston Acoustics and its shareholders and unanimously recommends that you vote to approve the Merger Agreement. This item of business to be submitted to a vote of the shareholders at the Special Meeting is more fully described in the attached Proxy Statement, which we urge you to read carefully. The board of directors of Boston Acoustics also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement. We are not aware of any other business to come before the Special Meeting.

Only shareholders of record on July 18, 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All shareholders are cordially invited to attend the Special Meeting in person. Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Boston Acoustics’ common stock.

We have concluded that you are entitled to appraisal rights under the Massachusetts Business Corporation Act, provided that you strictly comply with the procedures in that Act as described further in the accompanying Proxy Statement.

You should not send any certificates representing shares of Boston Acoustics’ common stock with your proxy card. Upon closing of the Merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of approval of the Merger Agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against approval of the Merger Agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Boston Acoustics or any other person.

By Order of the Board of Directors

William E. Kelly, Secretary
Boston Acoustics, Inc.
300 Jubilee Drive
Peabody, MA 01960

July 20, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PRE-PAID ENVELOPE BOSTON ACOUSTICS HAS PROVIDED.

BOSTON ACOUSTICS, INC.

300 JUBILEE DRIVE

PEABODY, MA 01960

PROXY STATEMENT

This proxy statement is being furnished to holders of Boston Acoustics, Inc. common stock in connection with the solicitation of proxies by the board of directors of Boston Acoustics, Inc. (“Boston Acoustics”) for use at the Special Meeting of Shareholders to be held on August 25, 2005 (the “Special Meeting”) at 11:00 A.M., Eastern daylight time, at Boston Acoustics’ principal offices, located at 300 Jubilee Drive, Peabody, Massachusetts 01960, and any adjournments or postponements thereof. This Proxy Statement and the accompanying notice of Special Meeting of shareholders and form of proxy were first sent or given to shareholders on or about July 27, 2005.

At the Special Meeting, Boston Acoustics’ shareholders will be asked to consider and vote on proposals:

1. To approve the Agreement and Plan of Merger, dated as of June 8, 2005 among D&M Holdings U.S. Inc. (“D&M Holdings U.S.”), Allegro Acquisition Corp., an indirect wholly-owned subsidiary of D&M Holdings Inc. (“Merger Sub”), and Boston Acoustics;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger as set forth in the Merger Agreement, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement; and

3. To consider and act upon such other matters as may properly come before the meeting.

Boston Acoustics’ board of directors unanimously recommends that you vote FOR each of these proposals. Please give your careful attention to the more detailed information regarding each of these proposals that appears in this Proxy Statement.

This Proxy Statement is dated July 20, 2005.

QUESTIONS AND ANSWERS

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Merger and the Special Meeting. You should still carefully read this entire proxy statement, including each of the attached annexes. In this proxy statement, we refer to Boston Acoustics, Inc. as “Boston Acoustics” and the terms “we,” “us” and “our” also refer to Boston Acoustics. We refer to D&M Holdings U.S. Inc. as “D&M Holdings U.S.” and we refer to Allegro Acquisition Corp., the wholly owned subsidiary of D&M Holdings which will be merged with and into Boston Acoustics, as the “Merger Sub.”

Q.	When and where will the Special Meeting be held?

A.	The Special Meeting will be held on Thursday, August 25, 2005 at 11:00 A.M., Eastern daylight time, at our principal offices, located at 300 Jubilee Drive, Peabody, Massachusetts 01960.

Q.	Who can vote at the Special Meeting?

A.	Holders of Boston Acoustics common stock at the close of business on July 18, 2005, the record date for the Special Meeting, are entitled to vote in person or by proxy at the Special Meeting. Each shareholder is entitled to one vote per share owned of record on that date. There were 4,234,512 shares of Boston Acoustics common stock issued and outstanding at the close of business on July 18, 2005.

Q.	What am I being asked to vote on?

A.	You are being asked to vote for the approval of the Agreement and Plan of Merger (which we refer to in this proxy statement as the “Merger Agreement”), dated as of June 8, 2005, among Boston Acoustics, D&M Holdings U.S. and Merger Sub. Under the Merger Agreement, Merger Sub will be merged with and into Boston Acoustics (we will refer to this merger in this proxy statement as the “Merger”).

Q:	What do I need to do now? (See page 12)

A:	Boston Acoustics urges you to read carefully and consider the information contained in this Proxy Statement. In addition, you should complete, sign and date the attached proxy card and return it to Proxy Services, c/o EquiServe Trust Company, N.A., P.O. Box 8687, Edison, NJ 08818-9247 in the enclosed postage-prepaid return envelope as soon as possible so that your shares of Boston Acoustics common stock may be represented at the Special Meeting.

Q:	What happens if I do not return a proxy card? (See page 13)

A:	The failure to return your proxy card, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve the Merger Agreement.

Q:	May I vote in person? (See page 12)

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q.	May I vote via the Internet or telephone?

A.	If your shares are registered in your name, you may vote only by returning a signed proxy card or by voting in person at the meeting. If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone if such a service is provided by your broker or bank. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank.

Q:	May I change my vote after I have voted by proxy? (See page 13)

A:	Yes. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the Secretary of Boston Acoustics at or before the taking of the vote at the Special Meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the Secretary of Boston Acoustics before the taking of the vote at the Special Meeting; or

•	attending the Special Meeting and voting such shares in person. Shareholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me? (See page 13)

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions to your broker, your shares will not be voted, which will have the same effect as voting against approval of the Merger Agreement.

Q:	What vote of the shareholders is required to approve the Merger Agreement? (See page 12)

A:	To approve the Merger Agreement, shareholders holding at least two-thirds of the outstanding shares of our common stock must vote FOR the approval of the Merger Agreement. Shareholders holding approximately 38% of the outstanding shares of our common stock (including the Chairman of the Board, Andrew G. Kotsatos) have agreed to vote their shares in favor of the Merger Agreement.

Q:	Does Boston Acoustics’ board of directors recommend approval of the Merger Agreement? (See page 18)

A:	Yes, our board of directors unanimously recommends that our shareholders approve the Merger Agreement. Our board of directors considered many factors in deciding to recommend the approval of the Merger Agreement. These factors are described below in this Proxy Statement.

Q:	Is the Merger contingent upon approval at the Special Meeting of any of the proposals to be voted upon at the Special Meeting other than the proposal to approve the Merger Agreement?

A:	No.

Q:	What will happen to Boston Acoustics as a result of the Merger?

A:	If the Merger is completed, we will become an indirect wholly-owned subsidiary of D&M Holdings Inc., and as a result, will cease to be an independent, publicly traded company.

Q:	What will happen to my shares of Boston Acoustics common stock after the Merger? (See page 28)

A:	Upon completion of the Merger, each outstanding share of our common stock will automatically be canceled and will be converted into the right to receive $17.50 in cash, without interest, subject to any applicable withholding taxes.

Q:	Will I own any shares of Boston Acoustics common stock after the Merger or will I receive any shares of D&M Holdings U.S. common stock as a result of the Merger? (See page 28)

A:	No. You will be paid cash for your shares of Boston Acoustics common stock and will have no ongoing ownership interest in the continuing business of Boston Acoustics or D&M Holdings.

Q:	What happens to Boston Acoustics stock options in the Merger? (See page 32)

A:	Holders of each Boston Acoustics stock option will be entitled to receive a cash payment equal to the excess, if any, of $17.50 over the exercise price of such stock option multiplied by the number of shares of common stock subject to such stock option, without interest and subject to any applicable withholding taxes. D&M Holdings U.S. will not assume any Boston Acoustics stock options as a result of the Merger.

Q:	What happens if I sell my shares before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the expected completion date of the Merger. If you held your shares of our common stock on the record date but have transferred those shares after the record date and before the Merger, you may retain your right to vote at the Special Meeting but not the right to receive the merger consideration. This right to receive the $17.50 in cash per share merger consideration will pass to the person to whom you transferred your shares of our common stock.

Q:	Will the Merger be taxable to me? (See page 28)

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the Merger measured by the difference, if any, between $17.50 per share and your adjusted tax basis in that share. This gain or loss will be long-term capital gain or loss if you have held your shares for more than one year prior to the effective time of the Merger. You should read “The Merger—U.S. Federal Income Tax Treatment” beginning on page 28 for a more complete discussion of the federal income tax consequences of the Merger.

Q:	Am I entitled to dissenter’s or appraisal rights? (See page 25)

A:	Yes, we have concluded that you are entitled under Massachusetts law to appraisal rights in connection with the Merger. To exercise appraisal rights, you must:

•	before the vote on the proposal to approve the Merger Agreement is taken, deliver to us written notice of your intent to demand payment for your shares of common stock;

•	NOT vote in favor of the proposal to approve the Merger Agreement; and

•	comply with other procedures as are required by Part 13 of the Massachusetts Business Corporations Act.

A copy of the relevant sections of Part 13 of the Massachusetts Business Corporations Act is attached to this Proxy Statement as Annex D.

Q:	Should I send in my stock certificates now? (See page 31)

A:	No. After the Merger is completed, you will receive written instructions for exchanging your shares of Boston Acoustics common stock for the merger consideration of $17.50 in cash, without interest and subject to any applicable withholding taxes, for each share of Boston Acoustics common stock. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible, and anticipate that it will be completed in the third quarter of 2005. In addition to obtaining shareholder approval, we must obtain applicable regulatory approvals and satisfy all other closing conditions. We cannot assure you, however, that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of Boston Acoustics common stock? (See page 31)

A:	After the Merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the Merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Whom should I contact if I have additional questions?

A:	For more information about the Merger, including the procedures for voting your shares, you should contact Shareholder Relations, Boston Acoustics, Inc., 300 Jubilee Drive, Peabody, Massachusetts 01960, (978) 538-5000. If your broker holds your shares, you should also call your broker for additional information.

SUMMARY RELATING TO THE MERGER

This summary highlights selected information contained in this Proxy Statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the terms of the Merger, you should carefully read this entire proxy statement, including the annexes, and the other documents to which Boston Acoustics refers you. See “Where You Can Find More Information” on page 45. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement.

The Parties Involved in the Merger (see page 11)

Boston Acoustics, Inc.

300 Jubilee Drive

Peabody, MA 01960

(978) 538-5000

www.bostonacoustics.com

Boston Acoustics is a performance and value leader in the audio industry. We design, manufacture, and market high performance audio systems for use in home music and audio-video systems, after-market and original equipment manufacturer automotive systems, and custom built-in audio systems. Our common stock is listed on the Nasdaq National Market System under the symbol “BOSA.” We are incorporated under the laws of the Commonwealth of Massachusetts. Information contained on our website does not constitute a part of this Proxy Statement.

D&M Holdings Inc.

D&M Holdings U.S. Inc.

c/o D&M Holdings Inc.

7-35-1 Sagami Ohno

Sagamihara, Kanagawa 228-8505

011-81-42-748-7700

www.dm-holdings.com

D&M Holdings U.S. is a wholly owned subsidiary of D&M Holdings Inc. D&M Holdings Inc., a publicly traded company listed on the second section of the Tokyo Stock Exchange, manufactures, markets and sells premium audio-visual systems and components and digital home networking products for home and professional use. D&M Holdings Inc. markets those products under its premium brand names, Denon, Marantz and McIntosh, three prestigious and well-known brands in the premium home theater, audio and video consumer electronics and professional audio markets. Digital Networks North America, Inc., a subsidiary of D&M Holdings U.S., Inc, owns the ReplayTV®, Rio® and Escient brands—all representing award-winning technologies in digital home entertainment.

Allegro Acquisition Corp.

c/o D&M Holdings Inc.

7-35-1 Sagami Ohno

Sagamihara, Kanagawa 228-8505

011-81-42-748-7700

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of D&M Holdings U.S. Merger Sub was organized solely for the purpose of entering into the Merger Agreement and completing the Merger. Merger Sub has not conducted any business operations.

The Merger

Pursuant to the Merger Agreement, Merger Sub will merge with and into Boston Acoustics, with Boston Acoustics being the surviving corporation (the “Merger”). After the Merger, D&M Holdings Inc. will own, indirectly, all of Boston Acoustics’ outstanding stock. Boston Acoustics’ shareholders will receive cash in the Merger in exchange for their Boston Acoustics common stock. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement. We encourage you to read the Merger Agreement carefully and fully as it is the definitive agreement that governs the Merger.

Merger Consideration (See page 31)

If the Merger is completed, shareholders who do not exercise appraisal rights will receive $17.50 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Boston Acoustics common stock owned by such shareholder. After the Merger is completed, each shareholder will have the right to receive the merger consideration, but will no longer have any rights as a Boston Acoustics shareholder.

Treatment of Stock Options (See page 32)

Holders of Boston Acoustics’ stock options will be entitled to receive, for each stock option, an amount in cash equal to the excess, if any, of $17.50 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable.

Market Price (See page 43)

Boston Acoustics common stock is listed on the Nasdaq National Market System under the ticker symbol “BOSA.” On June 8, 2005, the last full trading day prior to the public announcement of the proposed Merger, Boston Acoustics common stock closed at $16.21 per share. On July 19, 2005, the last full trading day prior to the date of this Proxy Statement, Boston Acoustics common stock closed at $17.43 per share. Boston Acoustics’ stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of Boston Acoustics’ stock immediately prior to the effective time of the Merger.

Reasons for the Proposed Merger (See page 18)

Our board of directors adopted the Merger Agreement based on a number of factors, including the following:

•	the value of the merger consideration to be received by our shareholders in the Merger pursuant to the Merger Agreement, which was determined by the board of directors to be fair to the Company’s shareholders;

•	the fact that the merger consideration of $17.50 per share represents (i) a premium of approximately 7.7% over the closing price for our common stock on the day immediately preceding the date of the Merger Agreement, (ii) a premium of approximately 21.8% over the closing price seven days prior to the date of the Merger Agreement, (iii) a premium of approximately 29.4% over the closing price 30 days prior to the date of the Merger Agreement, (iv) a premium of approximately 25.8% over the closing price 60 days prior to the date of the Merger Agreement, (v) a premium of approximately 24.2% over the closing price 90 days prior to the date of the Merger Agreement, and (vi) a premium of approximately 77.8% over the closing price one year prior to the date of the Merger Agreement (in each case, adjusted to reflect dividends);

•	the business, financial, market and execution risks associated with remaining independent and successfully implementing Boston Acoustics’ business strategies; and

•	the opinion of Boston Meridian, LLC (“Boston Meridian”), our financial advisor, that based upon the matters and assumptions in that opinion, as of June 8, 2005, the Merger Consideration was fair from a financial point of view to our shareholders.

In adopting the Merger Agreement, our board of directors also considered a number of potentially countervailing factors in its deliberations concerning the Merger, including the following:

•	the fact that our shareholders would not benefit from any future increase in our value if the Merger is completed; and

•	the right of D&M Holdings U.S. to receive a termination fee of $3,000,000 under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to our shareholders.

Opinion of Boston Acoustics’ Financial Advisors (See page 20)

Boston Meridian has rendered its opinion to the Boston Acoustics board of directors that, as of June 8, 2005, and based upon and subject to the factors, assumptions, limitations and qualifications set forth in the opinion, the $17.50 in cash per share of Boston Acoustics common stock to be received by holders of shares of Boston Acoustics common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the opinion of Boston Meridian dated June 8, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement. Boston Acoustics’ shareholders should read the opinion in its entirety. Boston Meridian provided their opinion for the information and assistance of Boston Acoustics’ board of directors in connection with its consideration of the Merger. The Boston Meridian opinion is not a recommendation as to how any holder of shares of Boston Acoustics common stock should vote with respect to the Merger.

Pursuant to the terms of Boston Acoustics’ engagement letter with Boston Meridian, Boston Acoustics paid a fee of $250,000 to Boston Meridian upon the delivery of their opinion. Boston Acoustics has also agreed to reimburse Boston Meridian for their reasonable out-of-pocket expenses.

Although it did not render an opinion in connection with the Merger, the firm of Kimelman & Baird LLC served as financial advisor to Boston Acoustics in connection with the transactions contemplated by the Merger Agreement. A transaction fee of $500,000 will be payable by Boston Acoustics to Kimelman & Baird upon the closing of the Merger. The fee payable to Kimelman & Baird is contingent and payable only if the Merger is completed.

Recommendation of the Boston Acoustics Board of Directors (See page 20)

The Boston Acoustics board of directors has unanimously determined that the Merger is advisable and in the best interests of Boston Acoustics and its shareholders and unanimously recommends that Boston Acoustics’ shareholders vote FOR the approval of the Merger Agreement.

Vote Required (See page 12)

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Boston Acoustics common stock is required to approve the Merger Agreement. Currently, there are 4,234,512 common shares of Boston Acoustics outstanding, thereby requiring the affirmative vote of 2,823,008 shares for approval of the Merger Agreement. The Merger is not contingent upon the approval at the Special Meeting of any other proposal presented to Boston Acoustics shareholders.

In connection with the signing of the Merger Agreement, D&M Holdings U.S. and certain shareholders of Boston Acoustics, including Andrew G. Kotsatos, the Chairman of our Board of Directors, have entered into a voting agreement whereby, among other things, these shareholders have agreed to vote all shares of Boston Acoustics’ common stock held by them in favor of the Merger Agreement and have appointed D&M Holdings

U.S. and its designees as their proxy and attorney-in-fact to vote their shares in favor of the Merger Agreement. The shareholders who are parties to the voting agreement hold, in the aggregate, approximately 38% of the outstanding shares of Boston Acoustics common stock.

Proxies, Voting and Revocation (See pages 12-14)

Shares of Boston Acoustics common stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of Boston Acoustics common stock represented by that proxy will be voted FOR the approval of the Merger Agreement and, if necessary, FOR the approval of one or more adjournments of the Special Meeting to solicit additional proxies.

A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the Secretary of Boston Acoustics at or before the taking of the vote at the Special Meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the Secretary of Boston Acoustics before the taking of the vote at the Special Meeting; or

•	attending the Special Meeting and voting such shares in person. Shareholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Interests of Certain Persons in the Merger (See page 25)

In considering the recommendation of our board of directors in favor of the Merger, you should be aware that there are provisions of the Merger Agreement, the Voting Agreement and other existing agreements that will result in certain benefits to our directors and executive officers that are not available to shareholders generally. Our board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the Merger and in adopting and approving the Merger Agreement and the Merger. Other than the provisions of the Merger Agreement and the Voting Agreement described in this proxy statement, the arrangements described below were in existence before the discussions about the Merger began. Shareholders should take these benefits into account in deciding whether to vote for approval of the Merger Agreement.

Stock Options. Immediately prior to the completion of the Merger, all Boston Acoustics stock options will immediately vest and become exercisable. All outstanding stock options will be converted at the effective time into the right to receive a cash payment equal to the excess, if any, of $17.50 over the exercise price of such stock option multiplied by the number of shares subject to such stock option. The table on page 25 sets forth the number of options held by Boston Acoustics’ executive officers and directors, the number of shares of Boston Acoustics common stock subject to options held by such persons that will vest as a result of the Merger and the estimated cash payment such persons will receive pursuant to the conversion of their options.

Appraisal Rights (See page 25)

We have concluded that our shareholders are entitled under Massachusetts law to appraisal rights in connection with the Merger. To exercise appraisal rights, a Boston Acoustics shareholder must:

•	before the vote on the proposal to approve the Merger Agreement is taken, deliver to Boston Acoustics written notice of such shareholder’s intent to demand payment for his or her shares of common stock;

•	NOT vote in favor of the proposal to approve the Merger Agreement; and

•	comply with other procedures as are required by Part 13 of the Massachusetts Business Corporations Act.

A copy of the relevant sections of Part 13 of the Massachusetts Business Corporations Act is attached to this Proxy Statement as Annex D.

U.S. Federal Income Tax Treatment (See page 28)

The Merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the Merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the Merger to you.

Conditions to Closing (See page 38)

The obligations of both D&M Holdings U.S. and Boston Acoustics to complete the Merger are subject to the satisfaction or waiver of certain specified conditions.

No Solicitation (See page 36)

Boston Acoustics has agreed not to solicit, initiate or knowingly facilitate or encourage a business combination or other similar transaction with another party while the Merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the Merger is pending, except under certain specified circumstances set forth in the Merger Agreement.

Termination (See page 39)

D&M Holdings U.S. and Boston Acoustics may terminate the Merger Agreement and abandon the Merger under certain specified circumstances.

Termination Fees (See page 40)

The Merger Agreement requires Boston Acoustics to pay D&M Holdings U.S. a termination fee in the amount of $3,000,000 if the Merger Agreement is terminated under certain specified circumstances.

Federal or State Regulatory Filings Required in Connection with the Merger (See page 29)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger may not be completed until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Boston Acoustics and D&M Holdings U.S. filed the required notification and report forms under the HSR Act with the Department of Justice and the Federal Trade Commission on June 17, 2005. On June 24, 2005, the parties were advised that the termination of the required waiting period had been accelerated, effective as of June 24, 2005.

The Merger is also subject to review by regulatory authorities in certain foreign jurisdictions. Both D&M Holdings U.S. and Boston Acoustics have made (or will make) additional filings as required by these foreign regulatory authorities. D&M Holdings U.S. and Boston Acoustics have agreed to use their reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the Merger.

The Special Meeting of Boston Acoustics’ Shareholders

The Special Meeting will be held to consider and vote upon the proposal to approve the Merger Agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement on August 25, 2005 at 11:00 A.M., Eastern daylight time, at our principal offices located at 300 Jubilee Drive, Peabody, Massachusetts 01960.

You are entitled to vote at the Special Meeting if you owned shares of Boston Acoustics common stock on July 18, 2005, the Record Date for the Special Meeting. You will have one vote at the Special Meeting for each share of Boston Acoustics common stock you owned on the Record Date. There are 4,234,512 shares of Boston Acoustics common stock entitled to be voted at the Special Meeting.

To vote, you may either (1) complete, sign, date and return the enclosed proxy card or (2) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not be able to vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “against” the approval of the Merger Agreement.

The approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Boston Acoustics common stock on the Record Date. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement, requires the approval of the holders of a majority of the shares of Boston Acoustics common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

Exchange of Certificates (See page 31)

Promptly after the effective time of the Merger, Boston Acoustics shareholders will be mailed a letter of transmittal and instructions specifying the procedures to be followed to surrender your shares of Boston Acoustics common stock in exchange for the merger consideration. Boston Acoustics shareholders should not submit their stock certificates for exchange until they receive the letter of transmittal and instructions. When Boston Acoustics shareholders surrender their stock certificates along with the properly executed letter of transmittal, they will receive the merger consideration.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions contained, or incorporated by reference, in this Proxy Statement relating to the closing of the Merger and other future events constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of a majority of Boston Acoustics’ outstanding shares, receiving required regulatory approvals, satisfying other conditions to the closing of the Merger and other matters.

Any statements contained in this Proxy Statement, including statements to the effect that Boston Acoustics or its management “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” or “estimates” or statements concerning “potential” or “opportunity” or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. For a detailed discussion of these and other risk factors, please refer to Boston Acoustics’ filings with the SEC on Forms 10-K, 10-Q and 8-K. You can obtain copies of Boston Acoustics’ Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of Boston Acoustics’ website at www.bostonacoustics.com and at the SEC website at www.sec.gov or for a fee from commercial document retrieval services.

Boston Acoustics undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

Boston Acoustics, Inc.

300 Jubilee Drive

Peabody, MA 01960

(978) 538-5000

www.bostonacoustics.com

Boston Acoustics is a performance and value leader in the audio industry. We design, manufacture, and market high performance audio systems for use in home music and audio-video systems, after-market and original equipment manufacturer automotive systems, and custom built-in audio systems. Our common stock is listed on the Nasdaq National Market System under the symbol “BOSA.” We are incorporated under the laws of the Commonwealth of Massachusetts. Information contained on our website does not constitute a part of this Proxy Statement.

D&M Holdings U.S. Inc.

c/o D&M Holdings Inc.

7-35-1 Sagami Ohno

Sagamihara, Kanagawa

228-8505

011-81-42-748-7700

www.dm-holdings.com

D&M Holdings U.S. is a wholly owned subsidiary of D&M Holdings Inc. D&M Holdings Inc., a publicly traded company listed on the second section of the Tokyo Stock Exchange, manufactures, markets and sells premium audio-visual systems and components and digital home networking products for home and professional use. D&M Holdings Inc. markets those products under its premium brand names, Denon, Marantz and McIntosh, three prestigious and well-known brands in the premium home theater, audio and video consumer electronics and professional audio markets. Digital Networks North America, Inc., a subsidiary of D&M Holdings U.S., Inc, owns the ReplayTV®, Rio® and Escient brands—all representing award-winning technologies in digital home entertainment.

Allegro Acquisition Corp.

c/o D&M Holdings Inc.

7-35-1 Sagami Ohno

Sagamihara, Kanagawa

228-8505

011-81-42-748-7700

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of D&M Holdings U.S. Merger Sub was organized solely for the purpose of entering into the Merger Agreement and completing the Merger. Merger Sub has not conducted any business operations.

THE SPECIAL MEETING

Who May Vote at the Special Meeting; Quorum

Only shareholders of record as of the close of business on July 18, 2005 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. As of the close of business on the Record Date, the outstanding stock of Boston Acoustics entitled to vote consisted of 4,234,512 shares of common stock. The holders of the outstanding shares of Boston Acoustics common stock are entitled to one vote per share with respect to each matter submitted to shareholders at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of at least a majority of the issued and outstanding shares of Boston Acoustics common stock entitled to vote at the Special Meeting will constitute a quorum. If a quorum is not present, it is expected that the meeting will be adjourned or postponed to enable Boston Acoustics to solicit additional proxies. If a new record date is set for the adjourned meeting, then a new quorum will have to be established. Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present.

Vote Required

Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Boston Acoustics common stock on the Record Date. Currently, there are 4,234,512 common shares of Boston Acoustics outstanding, thereby requiring the affirmative vote of 2,823,008 shares for approval of the Merger Agreement. The Merger is not contingent upon the approval at the Special Meeting of any other proposal presented to Boston Acoustics shareholders.

The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement, requires the approval of the holders of a majority of the shares of Boston Acoustics common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

The proposals to be considered at the Special Meeting are of great importance to us. Accordingly, you are urged to read and carefully consider the information presented in this Proxy Statement and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Voting Agreement

In connection with the signing of the Merger Agreement, D&M Holdings U.S. and certain shareholders of Boston Acoustics, including Andrew G. Kotsatos, the Chairman of our board of directors, have entered into a voting agreement whereby, among other things, such shareholders have agreed to vote all shares of Boston Acoustics’ common stock held by them in favor of the Merger Agreement and have appointed D&M Holdings U.S. and its designees as their proxy and attorney-in-fact to vote such shares in favor of the Merger Agreement. The shareholders who are parties to the voting agreement hold, in the aggregate, approximately 38% of the outstanding shares of Boston Acoustics’ common stock.

How to Vote; Proxies

Shareholders may vote in person or by proxy. Execution of a proxy will not affect a shareholder’s right to attend the meeting and vote in person. All shares represented by valid proxies received by the Secretary of Boston Acoustics prior to the meeting will be voted as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted FOR the approval of the Merger Agreement.

Shares of Boston Acoustics common stock represented at the Special Meeting but not voted, including shares of Boston Acoustics common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Please note that an abstention from voting or a failure to execute a proxy with respect to adoption of the Merger Agreement, without taking other specified procedures, will not be sufficient to assert appraisal rights.

Boston Acoustics shareholders are requested to complete, date and sign the enclosed proxy card and promptly return it in the accompanying postage-paid envelope. Boston Acoustics shareholders may vote in person at the Special Meeting by delivering the completed proxy card at the meeting or by using written ballots that will be available to any Boston Acoustics’ shareholder who desires to vote in person at the Special Meeting. Boston Acoustics shareholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on behalf of such shareholder may vote in person at the meeting by obtaining a proxy from the nominee holding the Boston Acoustics shares. In addition, such Boston Acoustics shareholders may vote by proxy by completing and signing a voting instruction card provided to them by the nominee holding the Boston Acoustics shares.

How to Change Your Vote; Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person at the Special Meeting. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the Secretary of Boston Acoustics at or before the taking of the vote at the Special Meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the Secretary of Boston Acoustics before the taking of the vote at the Special Meeting; or

•	attending the Special Meeting and voting such shares in person. Shareholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for the approval of the Merger Agreement, including properly executed proxies that do not contain voting instructions, will be counted as voting for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval of the Merger Agreement and as a vote against the proposal to grant authority to vote to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote against the approval of the Merger Agreement and will have no effect on the proposal to grant authority to vote to adjourn the Special Meeting. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the approval of the Merger Agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn the Special Meeting.

Other Meeting Matters and Adjournment

Our board of directors does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement or to permit the dissemination of information regarding material developments relating to the proposal to approve the Merger Agreement or otherwise germane to the Special Meeting, one or more persons named in the Boston Acoustics form of proxy will vote the shares represented by such proxy upon such matter as determined in their discretion. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to Boston Acoustics’ shareholders other than the announcement of such time and place at the Special Meeting. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which theretofore have been effectively revoked or withdrawn). The affirmative vote of at least a majority of the shares of common stock entitled to vote present, in person or by proxy, and voting at the Special Meeting, although less than a quorum, is required to approve such adjournment.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Boston Acoustics. In addition to soliciting shareholders by mail, certain of our directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. We will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Boston Acoustics will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of Boston Acoustics may also be made of some shareholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

THE MERGER

This section describes material aspects of the Merger, including the Merger Agreement. While we believe that the description covers the material terms of the Merger and the Merger Agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this Proxy Statement for a more complete understanding of the Merger and the Merger Agreement.

Our shareholders are being asked to consider and act upon a proposal to approve the Merger Agreement. The Merger Agreement provides for the acquisition of all of our issued and outstanding shares of common stock of Boston Acoustics for $17.50 in cash per share. The Merger will not be completed unless the Merger Agreement is approved by an affirmative vote by holders of at least two-thirds of the outstanding shares of our common stock..

Background of the Proposed Merger

On July 1, 2003, Andrew G. Kotsatos (the chairman of our board) and Michael Kimelman (a principal of Kimelman & Baird) met with the senior executive officer of a mid-sized audio component manufacturer to discuss business relationships between the two companies, including whether there was any interest in a potential merger transaction in the future. Several years earlier, the two companies had engaged in preliminary discussions regarding a strategic relationship, in which discussions Kimelman & Baird had acted as Boston Acoustics’ strategic advisor. At the August 12, 2003 meeting of our board of directors, Mr. Kotsatos informed the board of the July 1, 2003 meeting with the audio system manufacturer and distributor and, on August 20, 2003, we again engaged Kimelman & Baird to provide strategic advice regarding a potential sale or merger of the company.

On September 3, 2003, Mr. Kotsatos met again with representatives of the audio component manufacturer to determine whether it had a serious interest in pursuing a potential transaction with us. Following these discussions, the parties decided not to proceed with a transaction at that time.

Following that meeting, Mr. Kimelman contacted a senior executive of Ripplewood Holdings LLC by telephone to gauge whether it was interested in pursuing a potential transaction with us. Ripplewood Holdings was the controlling shareholder of D&M Holdings and had approached us several years ago about a potential transaction involving the two companies. During the course of the September 2003 telephone conversation, the parties agreed that there was sufficient interest by both parties in a potential transaction that another meeting was arranged to discuss the matter further. At the next quarterly meeting of our board of directors, on November 11, 2003, Mr. Kotsatos advised the board that, although he believed that the audio component manufacturer might not have sufficient resources to consummate a transaction on terms that would be acceptable to our shareholders, it appeared that discussions with Ripplewood Holdings and D&M Holdings could be fruitful.

On January 8, 2004, Messrs. Kotsatos and Kimelman met with representatives of Ripplewood Holdings in Las Vegas, Nevada prior to the annual Consumer Electronics Show. The parties explored the potential benefits and drawbacks to each company of a merger or acquisition and determined that there was sufficient interest between the parties at the time to schedule another meeting in Boston, Massachusetts in order to have additional discussions regarding a potential transaction. On January 23, 2004, Boston Acoustics and Ripplewood Holdings entered into an agreement pursuant to which they agreed to disclose to each other, on a confidential basis, certain material non-public information regarding their respective businesses. In the January 23, 2004 agreement, each party also agreed that it would not, without the consent of the other party’s board of directors, acquire or seek to acquire any securities of the other party, enter into or propose any acquisition transaction for any of the other party’s assets, solicit proxies or otherwise seek to influence or control the other party’s management or policies or assist any third party in connection with any of the foregoing.

On June 28, 2004, our management met in Boston with representatives of D&M Holdings. The parties discussed a number of scenarios involving a potential transaction involving the two companies with management giving a presentation that included information on the Company’s operations, business model and strategy. These meetings resulted in the execution on June 29, 2004 of an amendment to the January 23, 2004 non-disclosure agreement, as a result of which D&M Holdings Inc. became a party to the non-disclosure agreement. On June 29, 2004, representatives of D&M Holdings toured Boston Acoustics’ plant in Peabody, Massachusetts and met with several members of our senior management team.

During the summer of 2004, we continued discussions and the exchange of information with D&M Holdings.

On or about September 21, 2004, management of Boston Acoustics provided D&M Holdings with additional written information about its business and operations, including financial projections.

During the winter of 2004, D&M Holdings conducted a due diligence review of our business and operations.

On January 5, 2005, representatives from D&M Holdings and its advisors met with Mr. Kotsatos in Las Vegas, Nevada prior to the annual Consumer Electronics Show. During that meeting, which included a telephone conference call with Mr. Kimelman, D&M Holdings made a presentation regarding their preliminary plans for integrating the business of the two companies should a merger or other acquisition be effected.

On January 26 and 27, 2005, representatives from D&M Holdings and Boston Acoustics met at the offices of Kimelman & Baird in New York City to review and update the financial projections and business plan information that Boston Acoustics had provided in September and to discuss on a preliminary basis the financial and other terms of a potential acquisition of Boston Acoustics by D&M Holdings. On February 15, 2005, Mr. Kotsatos reported to the Boston Acoustics board of directors on the progress of discussions with D&M Holdings.

On March 2, 2005, representatives from both companies, together with their respective legal counsel and other advisors, including Kimelman & Baird, met by telephone conference call. During that meeting, counsel for D&M Holdings outlined the proposed structure for a merger of Boston Acoustics into a wholly-owned subsidiary of D&M Holdings U.S. and the parties discussed various legal and regulatory matters relating to the proposed transaction. During this meeting D&M Holdings also advised us that it was seeking bank financing to fund the proposed acquisition and indicated the general terms on which it expected such financing to be available. Representatives of D&M Holdings also indicated that, in connection with any transaction that required approval by our shareholders, they would request that Messrs. Kotsatos and Kimelman and their respective affiliates grant to D&M Holdings proxies allowing D&M Holdings to vote all shares of Boston Acoustics common stock held by them in favor of such transaction. Representatives of D&M Holdings also indicated the general areas in which they desired to conduct further due diligence regarding our business. Following the meeting, Mr. Kotsatos contacted each member of our board of directors by phone to report on the meeting.

On March 22, 2005, members of our management and Mr. Kimelman met in Boston and at our plant in Peabody, Massachusetts with representatives of an industrial conglomerate which had expressed preliminary interest in establishing a strategic relationship or engaging in an acquisition of Boston Acoustics. Following that meeting, the industrial company indicated to our management that, although they remained interested in the possibility of establishing a relationship with, or acquiring, Boston Acoustics, they were in the very early stages of an analysis of their strategic options and were not prepared to engaged in substantive discussions.

On March 22, 2005, members of our board of directors, together with Mr. Kimelman and the company’s legal counsel, met with representatives of Boston Meridian, LLC to review the company’s discussions with D&M Holdings and to discuss the possibility of Boston Acoustics engaging Boston Meridian to serve as the company’s financial adviser with respect to the fairness to our shareholders of a transaction should D&M Holdings make a proposal. On March 31, 2005, we engaged Boston Meridian as our financial adviser.

On March 25, 2005, D&M Holdings, delivered to Mr. Kotsatos a letter expressing its desire to acquire Boston Acoustics. In its letter, D&M Holdings requested that, in order to permit it to confirm its valuation and to conduct further due diligence, we grant to D&M Holdings and its legal, financial and accounting advisers and potential funding sources, access to our management, facilities and records and to agree, for a limited period of time, not to initiate, solicit or facilitate any discussions or proposals for the acquisition of the company from any other party.

On April 6, 2005, our board of directors held a special meeting to consider the proposal made by Mr. Gilmore. Representatives of Nixon Peabody LLP, our legal counsel, as well as Mr. Kimelman and representatives of Boston Meridian, attended the meeting as guests of the board. Following extensive discussions and consultation with our advisers, the board authorized management to proceed with negotiations with D&M Holdings and approved execution by Boston Acoustics of an agreement not to initiate, solicit or facilitate any discussions or proposals for the acquisition of the company from any other party during a limited period of time.

On April 8, 2005, Mr. Kotsatos responded to D&M Holdings’ letter of March 25, 2005, inviting D&M Holdings and its representatives to perform confirmatory due diligence and to commence negotiation of a definitive merger agreement reflecting the terms outlined in the March 25, 2005 letter (with certain modifications to be addressed during the negotiation of the definitive agreement). On April 8, 2005, we also agreed that, until May 6, 2005, neither the Company nor any of its directors, officers or significant shareholders, would, directly or indirectly, (i) offer for sale or other disposition any of the equity or assets of the company or any of its subsidiaries, (ii) initiate, solicit or knowingly facilitate or encourage any discussions, inquiries or proposals for any such transaction, or (iii) enter into a letter of intent or binding arrangement in connection with any such transaction with any party other than D&M Holdings. The agreement relating to exclusive dealing with D&M Holdings was subsequently extended on April 25, 2005, May 13, 2005, May 19, 2005, May 27, 2005 and June 3, 2005.

On April 12, 2005, representatives from D&M Holdings, including senior management and legal and financial advisors, began a detailed review of due diligence materials provided by Boston Acoustics. From this time, unit the Merger Agreement was signed, D&M Holdings and its legal, financial and accounting advisors conducted extensive due diligence of Boston Acoustics.

On April 12 and 13, 2005, members of our management met in Peabody, Massachusetts with representatives from D&M Holdings regarding our business, operations, products, manufacturing and marketing activities.

On April 29, 2005, D&M Holdings U.S. provided an initial draft of a merger agreement to our management.

Between May 2 and June 8, 2005, representatives of Boston Acoustics and D&M Holdings U.S. and their respective legal counsel exchanged drafts of the Merger Agreement and conducted extensive negotiations on the terms and conditions of the Merger Agreement, including the consideration to be paid in the Merger to our shareholders.

On June 1, 2005, members of our board of directors held a meeting, together with members of our senior management and our legal and financial advisors, to review the proposal of D&M Holdings U.S. and the draft merger agreement and to discuss materials prepared by Boston Meridian pertaining to the potential transaction with D&M Holdings U.S..

On June 8, 2005, our board of directors held a special meeting that was attended by Mr. Kimelman, and representatives of Boston Meridian, our financial advisor, and of Nixon Peabody, our legal counsel. At this meeting Boston Meridian reviewed with our board of directors its financial analysis of the merger consideration and delivered to our board of directors an oral opinion, which opinion was confirmed by the delivery of a written opinion dated June 8, 2005. The opinion provided by Boston Meridian stated that as of its date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock. Our board of directors discussed the proposed transaction, and after extensive discussion, our board of directors unanimously approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable and declared that it was in the best interests of our shareholders that we enter into the merger agreement.

On June 8, 2005, the parties executed the Merger Agreement and D&M Holdings U.S. entered into a Voting Agreement with Mr. Kotsatos, his wife, trusts for the benefit of their sons, and Daeg Partners L.P. (an entity controlled by Mr. Kimelman). That same day, a joint press release was issued by the parties announcing the entry into the Merger Agreement.

Reasons for the Merger

Our board of directors has unanimously determined that the Merger Agreement and the Merger are advisable and are fair and in the best interests of Boston Acoustics and its shareholders. Accordingly the board of directors has unanimously adopted and approved the Merger Agreement, and has unanimously approved the transactions contemplated thereby. Our board of directors unanimously recommends that holders of Boston Acoustics common stock vote FOR the proposal to approve the Merger Agreement and the Merger.

In evaluating, adopting and approving the Merger Agreement and the Merger and recommending that the holders of Boston Acoustics common stock vote to approve the Merger Agreement and the transactions contemplated thereby (including the Merger), our board of directors retained Boston Meridian as its financial advisor, consulted with Nixon Peabody, LLP, reviewed a significant amount of information and considered a number of factors, including the following:

•	our business and financial prospects if we were to remain an independent company;

•	the alternatives to the Merger (including the possibility of continuing to operate as an independent company), the perceived risks of each of the alternatives, the perceived respective risks of the Merger, the range of possible benefits to our shareholders of such alternatives and the timing and likelihood of accomplishing the goal of these alternatives and the board of directors’ assessment that the Merger presented a superior opportunity to such alternatives;

•	the then current financial market conditions and historical market prices, volatility and trading information with respect to our common stock;

•	prospects for, and trends within, the audio industry generally;

•	our financial condition, historical results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives;

•	management’s projections for current fiscal year operating results;

•	other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position; and

•	the fact that we were in contact with other potential strategic partners or acquirors and that such persons were afforded ample opportunity to submit proposals to us.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the premium that the merger consideration of $17.50 per share represented in comparison to (i) the closing price per share over the closing price for our common stock on June 7, 2005 (the last day prior to the date on which our board of directors acted on the matter) of approximately 7.7%, (ii) the closing price 7 days prior to such date of approximately 21.8%, (iii) the closing price 30 days prior to such date of approximately 29.4%, (iv) the closing price 60 days prior to such date of approximately 25.8%, (v) the closing price 90 days prior to such date of approximately 24.2%, and (vi) the closing price one year prior to such date of approximately 77.8% (in each case, adjusted to reflect dividends).

•	that the merger consideration is all cash, which provides certainty of value to our shareholders, and D&M Holdings U.S.’s representation that it will be able to obtain the necessary funding;

•	the likelihood that the Merger would be financed and consummated, in light of (i) the financing commitments obtained by D&M Holdings and (ii) the experience, reputation and financial capabilities of D&M Holdings U.S. and its affiliates;

•	the business, financial, market and execution risks associated with remaining independent and successfully implementing our business strategies;

•	the financial analysis of Boston Meridian presented to our board of directors on June 8, 2005, that, as of June 8, 2005 and based upon and subject to the various factors, assumptions, limitations and qualifications set forth in its opinion, the $17.50 in cash per share of Boston Acoustics common stock to be received by holders of shares of Boston Acoustics common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders (the full text of the opinion setting forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement);

•	the terms and conditions of the Merger Agreement, including:

•	the scope of the representations, warranties and covenants being made by Boston Acoustics;

•	the conditions to the consummation of the Merger, including the requirement that the Merger Agreement be approved by our shareholders;

•	the ability of our board of directors, in the exercise of its fiduciary duties in accordance with the Merger Agreement, to provide information to, engage in negotiations with, change its recommendation to shareholders to approve the Merger Agreement and potentially enter into a transaction with another party in connection with any unsolicited, bona fide written proposal that our board of directors determines in good faith constitutes a superior proposal in the manner provided in the Merger Agreement, subject to specified conditions;

•	the terms and conditions of the Voting Agreement (to which Boston Acoustics is not a party), including the support under the Voting Agreement for the adoption of the Merger Agreement by the holders of approximately 38% of the outstanding shares of Boston Acoustics common stock and the automatic termination of the Voting Agreement upon the termination of the Merger Agreement, which would be important if our board of directors terminated the Merger Agreement to accept a superior proposal as permitted under the Merger Agreement;

•	the business reputation and the financial resources of D&M Holdings U.S. and its affiliates, which our board of directors believes will provide our business with significant resources to grow and execute its growth strategy more rapidly than as a stand-alone company and the potential to penetrate existing and new markets;

•	the ongoing and increased expenses of remaining a public reporting company due, in part, to the increased costs of compliance associated with the Sarbanes-Oxley Act of 2002; and

•	the availability of statutory appraisal right for our shareholders who properly exercise their rights under Massachusetts law.

Our board of directors also considered a number of potentially countervailing factors in its deliberations concerning the Merger, including the following:

•	that we will no longer exist as an independent company and our shareholders will no longer participate in our growth or from any future increase in our value or from any synergies that may be created by the Merger;

•	that, under the terms of the Merger Agreement, we cannot solicit other acquisition proposals and must pay or cause to be paid to D&M Holdings U.S. a termination fee of $3,000,000 in cash if the Merger

Agreement is terminated under certain circumstances specified in the Merger Agreement, including if our board of directors exercises its right to terminate the Merger Agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to our shareholders;

•	that gains from this all-cash transaction will be taxable to Boston Acoustics’ shareholders for U.S. federal income tax purposes; and

•	that, if the Merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and Boston Acoustics will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact our operating results.

Our board of directors considered all of the above in light of our historical and projected business, operations, assets, financial condition, operating results and cash flows and prospects.

Our board of directors also considered the interests of its directors and executive officers in the transactions contemplated by the Merger Agreement and the Voting Agreement, which are described below under “The Merger—Interests of Certain Persons in the Merger.”

Our board of directors concluded that, on balance, the potential benefits to us and our shareholders of the transactions contemplated by the Merger Agreement and the Voting Agreement outweighed the potential disadvantages and risks associated with those transactions. The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluations, our board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. Instead, our board of directors conducted an overall analysis of the factors described above, including discussions with, and questioning of, our senior management and our legal, financial, accounting, tax and other advisors. In considering the factors described above, individual directors may have given different weights to different factors.

Recommendation of the Boston Acoustics Board of Directors

Our board of directors unanimously recommends that you vote FOR the proposal to approve the Merger Agreement. Our board of directors has unanimously determined that the Merger is fair and advisable and in the best interests of Boston Acoustics and its shareholders.

Opinion of Boston Acoustics’ Financial Advisor

Our board of directors selected Boston Meridian as its financial advisor because it believed that using an independent third-party financial advisor would assist it in obtaining the highest value for our shareholders. The members of the firm have experience in transactions similar to the transaction contemplated by the Merger Agreement, have knowledge of Boston Acoustics, and have knowledge of the industries in which Boston Acoustics conducts business. Throughout the period of its engagement, the firm provided financial advice and assistance to us in connection with the Merger, including assisting us in analyzing the transaction; advising us with respect to the negotiations with D&M Holdings, Boston Acoustics’ valuation, and the terms and conditions of the transaction; and assisting in the diligence process, all of which our board of directors believes helped us obtain the highest value for our shareholders. At the time of its engagement, our board of directors expected the firm to render its opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Merger. At the meeting held on June 8, 2005, the Boston Acoustics board of directors requested that the firm provide its opinion as to the fairness, from a financial point of view, of the $17.50 in cash per share of Boston Acoustics common stock to be received by holders of shares of Boston Acoustics common stock pursuant to the

Merger Agreement. Obtaining an opinion from Boston Meridian provided additional support for the determination by our board of directors as to the fairness of the consideration to be received by our shareholders in the Merger.

On June 8, 2005, Boston Meridian delivered an oral opinion to our board of directors, subsequently confirmed by delivery of a written opinion, dated as of June 8, 2005, to the effect that, subject to the matters and assumptions set forth in the opinion, as of that date, the consideration to be received by the holders of the shares of Boston Acoustics common stock in connection with the Merger was fair from a financial point of view to those holders. The full text of Boston Meridian’s written opinion to our board of directors, which sets forth the assumptions made, matters considered and limitations of review by Boston Meridian, is attached hereto as Annex B, and is incorporated herein by reference and should be read carefully and in its entirety. The following summary of Boston Meridian’s opinion is qualified in its entirety by references to the full text of the opinion.

In connection with its opinion, Boston Meridian reviewed, among other items:

•	the Merger Agreement;

•	certain publicly available financial statements and other information relating to Boston Acoustics and D&M Holdings that Boston Meridian deemed to be relevant;

•	certain financial and operating data relating to the business, earnings, cash flow, assets, liabilities and prospects of Boston Acoustics as prepared by the management of Boston Acoustics;

•	certain financial projections and forecasts prepared by the management of Boston Acoustics;

•	commitment letters related to the financing of the Merger addressed to D&M Holdings from their lender, Mizuho Corporate Advisory, Ltd. dated March 25, 2005; and

•	such other financial studies and analyses and took into account such other matters as Boston Meridian deemed necessary or appropriate, including its assessment of general economic, market and monetary conditions.

Boston Meridian also held discussions with members of our senior management of concerning the past and current business operations, financial condition and future prospects of Boston Acoustics. In addition, Boston Meridian:

•	reviewed the last reported sale prices and trading activity for Boston Acoustics common stock over such periods of time as Boston Meridian deemed to be relevant, and compared this data with that of certain other publicly traded companies that Boston Meridian deemed to be relevant;

•	compared the results of operations of Boston Acoustics with that of certain other publicly traded companies that Boston Meridian deemed to be relevant;

•	compared the proposed financial terms of the Merger as set forth in the Merger Agreement with those of certain other transactions that Boston Meridian deemed to be relevant; and

•	participated in discussions among representatives of Boston Acoustics and D&M Holdings U.S. and their financial and legal advisors.

In connection with its review and arriving at their opinion, Boston Meridian assumed and relied upon the accuracy and completeness of all of the financial and other information provided to them (including, without limitation, information furnished to them orally or otherwise discussed with Boston Meridian by the management of D&M Holdings U.S. and Boston Acoustics or publicly available), and Boston Meridian made no attempt nor was required to verify, or assume any responsibility for verifying any of such information. Boston Meridian relied upon the assurances of the respective managements of D&M Holdings U.S. and Boston Acoustics that neither party is aware of any facts that could reasonably be expected to make such information inaccurate or misleading. With respect to the financial forecasts for Boston Acoustics provided to Boston Meridian by our management, upon the advice of Boston Acoustics and with its consent, Boston Meridian assumed for purposes of their opinion that the forecasts utilized in the opinion were reasonably prepared in good faith on the basis of reasonable assumptions and at the time reflected the best and most current available estimates and judgments of our management as to the future financial performance of Boston Acoustics, and that they provided a reasonable basis upon which Boston Meridian was able to form its opinion. In addition, Boston Meridian assumed that the historical financial statements of Boston Acoustics reviewed by Boston Meridian were prepared in accordance with U.S. generally accepted accounting principles consistently applied and fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows as of the dates and for the periods therein presented.

Set forth below is a summary of the material analyses presented by Boston Meridian to our board of directors on June 8, 2005 in connection with its opinion of such date.

Comparable Company Analysis. Using publicly available estimates, financial results and other information, Boston Meridian determined a range of implied equity values for Boston Acoustics based on multiples of estimated 2005 calendar year revenues, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings for the following auto and consumer audio and electronics, diversified customer electronics, and auto parts and equipment suppliers (the “Comparable Companies”):

Auto and Consumer Audio and Electronics

Diversified Consumer Electronics

Auto Parts and Equipment Supplier Industries

• Alpine Electronics Incorporated	• Gentex Corporation	• Magna International, Inc.
• Bang & Olufsen AS	• Harman International Industries, Inc.	• NEC Corporation
• Clarion Company Limited		• Pioneer Corporation
• D&M Holdings	• Johnson Controls, Inc.	• Sharp Corporation
• Delphi Corporation	• Kenwood Corporation	• Sony Corporation
• Denso Corporation	• Lear Corporation	• Visteon Corporation

The June 7, 2005 stock prices of Comparable Companies reflected a range of median and mean valuations of between .36x and .72x estimated calendar year 2005 revenues, respectively, 5.1x and 6.4x estimated 2005 EBITDA, respectively, and 16.4x and 18.3x estimated calendar year 2005 earnings, respectively. Boston Meridian applied the forgoing revenue, EBITDA and earnings multiples to the applicable calendar year 2005 estimates for Boston Acoustics to determine a suggested range of equity and enterprise values. Boston Meridian then averaged these results and, using this methodology, observed that the implied value of Boston Acoustics common stock ranged from $13.10 to 16.80 per share.

Comparable Merger and Acquisition Transaction Analysis. Boston Meridian compared the proposed acquisition with 15 merger and acquisition transactions deemed comparable by Boston Meridian. These transactions included the following:

Acquiror	Target
• Accel Partners–Kohlberg, Kravis Roberts & Co.	• Alias Systems Group
• Avid Technology, Inc.	• Pinnacle Systems, Inc.
• Avid Technology, Inc.	• Midiman, Inc.
• Axsys Technologies Inc.	• Diversified Optical Products, Inc.
• Duchossois Industries, Inc.	• AMX, Corp.
• Eastman Kodak Company	• Laser-Pacific Media Corporation
• Edelbrock Holdings, Inc.	• Edelbrock Corporation

Acquiror	Target
• Magna International, Inc.	• Tesma International, Inc.
• Petters Group Worldwide	• Polaroid Holding Company
• Pinnacle Systems, Inc.	• Dazzle Multimedia, Inc.
• Pioneer Corporation	• NEC Plasma Display Corporation
• Sonic Solutions, Inc.	• Roxio, Inc. (software division)
• Thayer Capital Partners	• Heckethorn Manufacturing Company, Inc.
• Vision Technologies Kinetics, Inc.	• Miltope Group, Inc.
• Yamaha Corporation	• Steinberg Media Technologies GmbH

In examining these transactions, Boston Meridian analyzed certain income statement parameters of the acquired company relative to the market value or enterprise value offered. The resulting multiples were applied to the estimated last twelve month (“LTM”) financial results of Boston Acoustics as of March 26, 2005. Multiples analyzed consisted of enterprise value offered to LTM revenues and enterprise value offered to LTM EBITDA. The enterprise value offered in these comparable transactions was a median and arithmetic mean multiple of .97x and 1.27x LTM revenue, respectively, and the enterprise value offered was a median and arithmetic mean multiple of 7.5x and 14.7x LTM EBITDA, respectively. Boston Meridian applied the forgoing revenue and EBITDA multiples to the applicable LTM results for Boston Acoustics to determine a suggested range of enterprise values. Boston Meridian then added back Boston Acoustics’ estimated net debt (defined as total debt less cash and cash equivalents) as of March 26, 2005 to suggest a range of equity values for Boston Acoustics. Using this methodology, Boston Meridian observed that the implied value of Boston Acoustics common stock ranged from $13.95 to $17.93 per share based on LTM revenue, and $11.72 to $22.87 per share based on LTM EBITDA.

Premiums Paid Analysis. Boston Meridian reviewed the premiums paid on 89 selected merger transactions in the last twelve months involving manufacturing and services companies, and for 17 selected merger transactions since January 1, 2004 in which the transaction value was between $50 million and $100 million. Boston Meridian analyzed the premium of the offer prices over the trading prices one, seven, 30 and 60 days prior to the announcement date for the transactions and applied the range of resulting suggested premiums to Boston Acoustics’ historical prices at one, seven, 30 and 60 days prior to the announcement of the Merger, in order to establish a comparative premium to be received by Boston Acoustics pursuant to the Merger. Based on this analysis, Boston Meridian found that the per-share premium to be paid to the Shareholders of Boston Acoustics by D&M Holdings U.S. was within the range of suggested per-share premiums resulting from the foregoing analysis. Using this methodology, Boston Meridian observed that the implied value of Boston Acoustics common stock ranged from $16.22 to $19.80 per share.

Contribution Analysis. Boston Meridian analyzed the contribution of each of Boston Acoustics and D&M Holdings U.S. to certain financial statement categories of the pro forma combined company without performing any revenue or expense adjustments, including revenue, gross profit, operating profit, GAAP net income, EBITDA and cash based on estimates provided by both Boston Acoustics and D&M management. Boston Meridian arrived at a median contribution of Boston Acoustics to the pro forma combined company results of approximately 17%. Boston Meridian then calculated the enterprise value of the pro forma combined company using the total enterprise value multiples to D&M Holdings U.S.’s fiscal year 2005 estimated revenue and EBITDA as of June 7, 2005 and the equity value of the pro forma combined company based on D&M Holdings U.S.’s fiscal year 2005 net income. Boston Meridian subtracted the pro forma net debt of the combined company where appropriate to suggest an overall equity value for the combined company. Boston Meridian then divided the total equity consideration payable to shareholders of Boston Acoustics in the Merger, by the pro forma equity value of the combined company to determine an implied contribution of Boston Acoustics ranging from approximately 28% to 38% of the pro forma equity value of the combined company.

Boston Meridian’s opinion is limited to the fairness, from a financial point of view and as of June 8, 2005, to our shareholders based on the consideration to be paid in the Merger to our shareholders. Boston Meridian did not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, or (ii) any tax or other consequences that might result from the Merger. While the forgoing summary describes all analyses and examinations that Boston Meridian deemed material to its opinion, it is not a comprehensive description of all analyses and examinations actually performed. The preparation of a fairness opinion is a complex process and necessarily is not susceptible to partial analysis or summary description. Boston Meridian believes that such analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the analysis set forth in its presentation to our board of directors. In addition, Boston Meridian may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be Boston Meridian’s view of the actual value of Boston Acoustics.

In performing its analysis, Boston Meridian made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Boston Acoustics or D&M Holdings U.S. The analyses performed by Boston Meridian are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Boston Meridian’s analysis of the fairness to our shareholders of the consideration to be paid in the Merger to our shareholders from a financial point of view, and were provided to our board of directors in connection with the delivery of Boston Meridian’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might be actually sold or the prices at which any securities may trade at the present time or at any time in the future. Boston Meridian used in its analyses various projections of results of operations prepared by the managements of Boston Acoustics and D&M Holdings U.S. The projections are based on numerous variables and assumptions that are inherently unpredictable and are not necessarily indicative of actual future results, which may be significantly more or less favorable than those projected. Accordingly, actual results could vary significantly from those set forth in such projections. No company or transaction used in the above analyses as a comparison is directly comparable to Boston Acoustics or the proposed Merger.

As described above, Boston Meridian’s opinion and presentation to our board of directors were among the many factors taken into consideration by our board of directors in making its determination to approve, and to recommend that its shareholders approve, the Merger.

Upon the delivery of Boston Meridian’s fairness opinion, we were obligated to pay Boston Meridian a cash fee of $250,000. Additional fairness opinions may be requested for a cash fee of $25,000 for each additional opinion rendered. In addition, we have agreed to reimburse Boston Meridian for any reasonable out-of-pocket expenses and costs incurred in connection with the fairness opinion engagement as well as the fees and expenses of legal counsel and any other outside professionals retained by Boston Meridian, whether or not a transaction is consummated. Pursuant to a separate Indemnification and Contribution Agreement, Boston Acoustics has agreed to indemnify Boston Meridian, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

The full text of Boston Meridian’s opinion dated June 8, 2005, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Boston Meridian in rendering its opinion, is attached as Annex B hereto and is incorporated herein by reference. Boston Meridian’s opinion is addressed to our board of directors and directed only to the fairness, as of June 8, 2005 from a financial point of view, of the cash consideration to be paid in the Merger by D&M Holdings U.S. to our shareholders and does not constitute a recommendation to any Boston Acoustics shareholder as to how such shareholder should vote with respect to the Merger.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors in favor of the Merger, you should be aware that there are provisions of the Merger Agreement, the Voting Agreement and other existing agreements that will result in certain benefits to our directors and executive officers that are not available to shareholders generally. Our board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the Merger and in adopting and approving the Merger Agreement and the Merger. Other than the provisions of the Merger Agreement and the Voting Agreement described below, the arrangements described below were in existence before the discussions about the Merger began. Shareholders should take these benefits into account in deciding whether to vote for approval of the Merger Agreement.

Stock Options. Upon the completion of the Merger, all Boston Acoustics stock options will immediately vest and become exercisable. All outstanding stock options will be converted at the effective time into the right to receive a cash payment equal to the excess, if any, of $17.50 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, less any applicable taxes. The following table summarizes the options with exercise prices of less than $17.50 per share held by our executive officers and directors as of the record date (all of which, by their terms, will become vested and fully exercisable immediately prior to the effective time of the Merger), and the consideration that each of them will receive pursuant to the Merger Agreement in connection with the cancellation of their options.

	No. of Shares Underlying In-the-Money Options	Weighted Average Exercise Price of In-the-Money Options	Resulting Consideration
Andrew G. Kotsatos	81,000	$10.301	$583,084.00
Moses A. Gabbay	195,500	$10.115	$1,443,725.00
Debra A. Ricker	10,325	$11.522	$61,723.60
Michael B. Chass	21,000	$12.812	$98,448.00
George J. Markos	4,000	$11.160	$25,360.00
David E. Bell	4,000	$11.160	$25,360.00
E. William Boehmler	4,000	$11.160	$25,360.00

Stock Ownership. Our officers and directors also beneficially own shares of Boston Acoustics common stock for which they will be entitled to receive the merger consideration of $17.50 per share. For a further description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 42.

Indemnification of Directors and Executive Officers and Insurance. The Merger Agreement provides that D&M Holdings U.S. will cause Boston Acoustics, as the surviving corporation in the Merger, to indemnify the individuals who were at or prior to the effective time directors or officers of Boston Acoustics with respect to actions or omissions by them as such at any time prior to the effective time to the fullest extent permitted by our articles of organization or bylaws and applicable law; provided that such persons shall not be indemnified for any criminal conduct, fraud or breach of the Merger Agreement. The Merger Agreement further provides that, after the Merger, D&M Holdings U.S. will, or will cause Boston Acoustics as the surviving corporation to provide, for a period not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the Merger Agreement, covered by our directors’ and officers’ liability insurance policy, on terms no less favorable than those in effect on the date of the Merger Agreement. D&M Holdings U.S. will not be required to pay an annual premium for such insurance that exceeds 150% of the annual premium that Boston Acoustics currently pays for such insurance.

Appraisal Rights

General. Section 13.02(a) of the Massachusetts Business Corporation Act (“MBCA”) provides generally that shareholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger. Although an exemption set forth in Section 13.02(a)(1) of the MBCA provides that shareholders are not entitled to appraisal rights in transactions similar to the Merger where cash is the sole consideration received by the shareholders, Boston Acoustics believes that certain persons or entities may have a direct or indirect material financial interest in the Merger, as described in the section entitled “The Merger—Interests of Certain Persons in the Merger” on page 25, which renders this exemption inapplicable with respect to the Merger. Accordingly, we believe our shareholders are entitled to appraisal rights under Massachusetts law.

Any shareholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex D to this proxy statement. Failure to strictly comply with the procedures specified in Part 13 of the MBCA will result in the loss of appraisal rights.

Notice of Intent and Demand for Payment. Any holder of Boston Acoustics common stock wishing to exercise the right to demand appraisal under Part 13 of the MBCA must satisfy each of the following conditions:

•	before the vote to approve the Merger Agreement is taken, an Boston Acoustics shareholder electing to exercise his or her appraisal rights must deliver to Boston Acoustics written notice of such shareholder’s intent to demand payment for his or her shares if the Merger is completed. The written notice should be delivered to William E. Kelly, Secretary, Boston Acoustics, 300 Jubilee Drive, Peabody, MA 01960. Boston Acoustics recommends you send your notice by registered or certified mail, return receipt requested; and

•	a Boston Acoustics shareholder electing to exercise his or her appraisal rights must NOT vote in favor of the proposal to approve the Merger Agreement. If a shareholder returns a signed proxy but does not specify a vote against the proposal to approve the Merger Agreement or a direction to abstain, the proxy will be voted FOR the Merger Agreement, which will have the effect of waiving that shareholder’s appraisal rights.

Generally, a shareholder may assert appraisal rights only if the shareholder seeks them with respect to all of the holder’s shares of common stock. Shareholders of record for more than one beneficial shareholder may assert appraisal rights with respect to fewer than all the shares registered in such shareholder’s name as holder of record, provided that such shareholder notifies Boston Acoustics in writing of the name and address of each beneficial shareholder on whose behalf such shareholder is asserting appraisal rights. For a beneficial shareholder to assert appraisal rights, such beneficial shareholder must submit to Boston Acoustics such record shareholder’s written consent to the assertion of such rights not fewer than 40 nor more than 60 days after Boston Acoustics sends out written notice to the shareholder of appraisal rights, as described below. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Appraisal Notice and Form. If the Merger Agreement is approved, within 10 days after the effective date of the Merger, Boston Acoustics will deliver a written appraisal notice and a form containing certain information to all shareholders who have properly demanded appraisal rights. The appraisal notice will include a copy of Part 13 of the MBCA and a form that specifies the date of the first announcement to shareholders of the principal terms of the Merger. The form will require the shareholder asserting appraisal rights to certify (i) whether or not beneficial ownership of the shares for which appraisal rights are asserted were acquired before the date of the first announcement of the proposed Merger and (ii) that the shareholder did not vote for the proposal to approve the Merger Agreement. The form provided with the appraisal notice will state:

•	where the form must be returned, where certificates for shares must be deposited, and the date by which such certificates must be deposited;

•	the date on which the form is due, which will not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent, and notice that the shareholder shall have waived the right to demand appraisal with respect to such shares unless the form is received by the specified date;

•	Boston Acoustics’ estimate of the fair value of the shares;

•	that, if requested in writing, Boston Acoustics will provide within 10 days after the date on which all forms are due, the number of shareholders who have returned the forms and the total number of shares owned by such shareholders; and

•	the date by which the shareholder may withdraw his or her notice of intent to demand appraisal rights, which date will be within 20 days after the date on which all forms are due.

Perfection of Rights. A shareholder who wishes to exercise appraisal rights shall execute and return the form provided, with all certifications completed, and deposit such shareholder’s share certificates in accordance with the terms of the notice. Once a shareholder deposits his or her share certificates, such shareholder loses all rights as a shareholder unless the shareholder withdraws his or her election in accordance with the withdrawal procedures, which are summarized below. If a shareholder fails to make the certification on the form that such shareholder acquired the shares before the date of the first announcement of the proposed Merger, Boston Acoustics may elect to treat those shares as “after-acquired shares,” as described below.

Withdrawal of Appraisal Rights. A shareholder who has otherwise properly perfected his or her appraisal rights may decline to exercise his or her appraisal rights and withdraw from the appraisal process by notifying Boston Acoustics in writing within 20 days after the date on which all forms were due. If the shareholder fails to withdraw from the appraisal process before the expiration of the withdrawal period, such shareholder may not thereafter withdraw without Boston Acoustics’ written consent.

Payment. Within 30 days after the date on which the form described above is due, Boston Acoustics will pay in cash to each shareholder who has properly perfected his or her appraisal rights the amount it estimates to be the fair value of their shares, plus interest but subject to any applicable withholding taxes. The payment to each shareholder will be accompanied by:

•	Boston Acoustics’ financial statements;

•	a statement of Boston Acoustics’ estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice; and

•	a statement that shareholders may demand further payment if the shareholder is dissatisfied with the payment or offer in accordance with the procedures set forth in Section 13.26 of the MBCA (as described below).

Notwithstanding the foregoing, in the event that the shareholder is demanding payment for “after-acquired shares,” Boston Acoustics may elect to withhold payment from such shareholder. If Boston Acoustics elects to withhold payment, it must, within 30 days after the date on which the form described above is due, notify all shareholders who have “after-acquired shares”:

•	of the information in Boston Acoustics’ financial statements;

•	of Boston Acoustics’ estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice;

•	that the shareholders may accept the estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 13.26 of the MBCA (as described below);

•	that those shareholders who wish to accept Boston Acoustics’ offer shall notify Boston Acoustics of their acceptance within 30 days after receiving such offer; and

•	that those shareholders who do not satisfy the requirements for demanding appraisal under Section 13.26 of the MBCA shall be deemed to have accepted Boston Acoustics’ offer.

Within 10 days after receiving the shareholder’s acceptance of the offer, Boston Acoustics will pay in cash the amount offered to each shareholder who agreed to accept Boston Acoustics’ offer for his or her “after-acquired shares.” Within 40 days after sending the notice to holders of “after-acquired shares”, Boston Acoustics must pay in cash the amount offered to each shareholder who does not satisfy the requirements for demanding appraisal under Section 13.26 of the MBCA.

Procedure if Shareholder is Dissatisfied with Payment or Offer. Pursuant to Section 13.26 of the MBCA, within 30 days after receipt of payment for a shareholder’s shares, a shareholder who is dissatisfied with the amount of the payment to be received shall notify Boston Acoustics in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment previously paid. In addition, within 30 days after receiving Boston Acoustics’ offer to pay for a shareholder’s “after-acquired shares”, a shareholder holding “after-acquired shares” who was offered payment (as described above) and who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest. A shareholder’s failure to notify Boston Acoustics within such 30 day period waives the right to demand payment and shall be entitled only to the payment made or offered as described above.

Court Proceedings. If a shareholder makes a proper and timely demand for payment that remains unsettled, Boston Acoustics will commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Boston Acoustics does not commence the proceeding within the 60-day period, it will pay in cash to each shareholder the amount the shareholder demanded, plus interest.

Any shareholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to strictly comply with all of the procedures set forth in Part 13 of the MBCA may result in the loss of a shareholder’s statutory appraisal rights.

Delisting and Deregistration of Boston Acoustics Common Stock

If the Merger is completed, Boston Acoustics common stock will be delisted from the Nasdaq National Market System and will be deregistered under the Securities Exchange Act of 1934.

U.S. Federal Income Tax Treatment

The following is a discussion of the material federal income tax consequences of the Merger to holders of Boston Acoustics common stock. It is not intended to be a comprehensive description of all tax consequences that may be relevant to holders of our common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this Proxy Statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion is limited to the material federal income tax aspects of the Merger to a shareholder that is a U.S. holder (as defined below), and who on the date on which the Merger is completed, holds shares of Boston Acoustics common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers or traders in securities, tax-exempt organizations and pension funds, partnerships, corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of Boston Acoustics common stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction.

The following discussion does not address potential foreign, state, local and other tax consequences of the Merger. All shareholders are urged to consult their own tax advisors regarding the federal income tax consequences, in light of their particular circumstances, as well as the foreign, state and local tax consequences, of the disposition of their shares in the Merger.

For purposes of this discussion, a “U.S. holder” means a holder of Boston Acoustics common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of Boston Acoustics common stock for cash by U.S. holders. Accordingly, the federal income tax consequences to U.S. holders receiving cash will generally be as follows:

•	The shareholder will recognize a capital gain or loss upon the disposition of the shareholder’s shares of Boston Acoustics common stock pursuant to the Merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of Boston Acoustics common stock that have a holding period for tax purposes in excess of twelve months at the time such Boston Acoustics common stock is disposed of.

•	The amount of capital gain or loss recognized by each shareholder will be measured by the difference between the amount of cash received by the shareholder in connection with the Merger and the shareholder’s adjusted tax basis in the shares of Boston Acoustics common stock at the effective time of the Merger.

Long-term capital gains of individuals derived with respect to capital assets held for more than one year are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Boston Acoustic common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Boston Acoustic common stock.

Cash payments made pursuant to the Merger will be reported to Boston Acoustics shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations. Backup withholding (currently at a rate of 28%) may apply to a shareholder who fails to supply Boston Acoustics or the paying agent selected by D&M Holdings U.S. with the shareholder’s taxpayer identification number or has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder’s federal income tax returns, or in certain other cases. Accordingly, U.S. holders will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the shares of Boston Acoustics common stock. Certain Boston Acoustics shareholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of Boston Acoustics common stock.

THE FOREGOING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES OF BOSTON ACOUSTICS COMMON STOCK. BOSTON ACOUSTICS URGES YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES OF BOSTON ACOUSTICS COMMON STOCK PURSUANT TO THE MERGER.

Federal or State Regulatory Filings Required in Connection with the Merger

United States Antitrust. Under the HSR Act, the Merger may not be completed until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Boston Acoustics and D&M Holdings U.S. filed the required notification and report forms under the HSR Act with the Department of Justice and the Federal Trade Commission on June 17, 2005. On June 24, 2005, the parties were advised that the termination of the required waiting period had been accelerated, effective as of June 24, 2005.

Other Jurisdictions. Boston Acoustics and D&M Holdings U.S. each conducts operations in a number of foreign countries or jurisdictions where other regulatory approvals may be required or advisable in connection with the consummation of the Merger. Boston Acoustics and D&M Holdings U.S. believe that additional filings are required to be made in Austria and Germany. Under the regulations in these jurisdictions, the Merger cannot be completed until the applicable approvals or expiration or termination of any applicable waiting periods have been made or expired or terminated. To date, Boston Acoustics and D&M Holdings U.S. have made filings in the following jurisdictions:

Country	Date Filed
Austria	June 17, 2005
Germany	June 10, 2005

Other. Other than those described above and (i) the requirement that we file this Proxy Statement with the SEC and (ii) certain other filings required to be made under the Exchange Act, we are not aware of any federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the Merger.

Source of Funds

D&M Holdings U.S. has represented in the Merger Agreement that it has obtained and accepted commitment letters, from financing sources with respect to the financing necessary to deliver the aggregate merger consideration and that it will have the funds necessary to consummate the contemplated transactions. D&M Holdings U.S.’s obligations to complete the merger are subject to the condition that it shall have received the proceeds of the financing on terms substantially consistent with or more favorable than the terms set forth in the commitment letters, and to the extent that any terms and conditions are not set forth in the commitment letters, on such other terms and conditions as are reasonably satisfactory to D&M Holdings U.S. The Merger Agreement provides that (i) if the Merger Agreement is terminated as a result of the failure of D&M Holdings U.S. to receive the proceeds of the financing on terms substantially consistent with or more favorable than the terms set forth in the commitment letters and (ii) all other conditions to the closing of the Merger had been satisfied, then D&M Holdings U.S. will pay Boston Acoustics the sum of $1,000,000 within two business days after termination of the Merger Agreement.

Anti-Takeover Considerations

Boston Acoustics is subject to the provisions of Chapter 110C of the Massachusetts General Laws, entitled “Regulation of Take-Over Bids in the Acquisition of Corporations.” Under Chapter 110C, no offeror may make a “take-over bid” for the stock of a “target company” without publicly announcing the terms of the bid, filing certain information with the Secretary of the Commonwealth of Massachusetts and the target company and paying a fee to the Secretary of the Commonwealth. The Secretary of the Commonwealth may hold a hearing to determine if adequate disclosure has been made and if the take-over bid is fair. A “target company” is defined as any Massachusetts corporation, or any corporation with its principal place of business in Massachusetts, whose securities are or are to be the subject of a “take-over bid.” Boston Acoustics qualifies as a target company. A “take-over bid” is defined as any acquisition or offer to acquire stock of a target company where, after such acquisition, the offeror and its affiliates will be the beneficial owner directly or indirectly of more than 10% of a class of the target company’s stock. However, a “take-over bid” does not include any bid to which the target company’s board of directors consents, if the board of directors has recommended the acceptance of the bid and the terms thereof to the shareholders. For purposes of Chapter 110C, the Boston Acoustics board of directors specifically approved and consented to the Merger and recommended the acceptance of the terms thereof to Boston Acoustics’ shareholders. Therefore, the Merger is not a “take-over bid” under Chapter 110C.

Boston Acoustics is also subject to the provisions of Chapter 110F of the Massachusetts General Laws, the so-called “Business Combination Statute”. Under Chapter 110F, a Massachusetts corporation with over 200 shareholders, such as Boston Acoustics, may not engage in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless (i) the interested shareholder obtains the approval of the board of directors prior to becoming an interested shareholder, (ii) the interested shareholder acquires 90% of the outstanding voting stock of Boston Acoustics (excluding shares held by certain affiliates of Boston Acoustics) at the time it becomes an interested shareholder, or (iii) the business combination is approved by both the board of directors and at a meeting of the shareholders by the holders of at least two-thirds of the outstanding voting stock of Boston Acoustics (excluding shares held by the interested shareholder). An “interested shareholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of Boston Acoustics. A “business combination” includes a merger, a stock or asset sale, and other transactions resulting in a financial benefit to the shareholder. The Boston Acoustics board of directors approved the Merger, exempting the Merger from the provisions of Chapter 110F.

MERGER AGREEMENT AND OTHER RELATED AGREEMENTS

This section of the proxy statement provides a summary of the material terms of the Merger Agreement, which is the definitive agreement governing the Merger, and certain other agreements relating to the Merger. This summary, however, may not contain all of the information that is important to you and is qualified by reference to the complete Merger Agreement. Boston Acoustics urges you to carefully read the Merger Agreement, which appears as Annex A to this Proxy Statement.

Merger Consideration

Upon completion of the Merger, each outstanding share of Boston Acoustics common stock will be converted into the right to receive $17.50 in cash, without interest, with the exception of each share of Boston Acoustics common stock held by shareholders who properly perfect their appraisal rights under Massachusetts law, which shares will be subject to appraisal to determine the “fair value” in accordance with Massachusetts law (see “The Merger—Appraisal Rights” on page 25). The price of $17.50 per share was determined through arm’s-length negotiations between Boston Acoustics and D&M Holdings U.S. Upon completion of the Merger, no shares of Boston Acoustics common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Conversion of Shares; Procedures for Exchange of Certificates

Your right to receive $17.50 per share in cash, without interest, will arise automatically upon completion of the Merger. Prior to the effective time of the Merger, D&M Holdings U.S. will enter into an agreement with a bank or trust company selected by D&M Holdings U.S. to act as the paying agent under the Merger Agreement. D&M Holdings U.S. will deposit with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of Boston Acoustics common stock.

Promptly after the effective time of the Merger, the paying agent will mail to each record holder of shares, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No shareholder should surrender any certificates until the shareholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate(s) shall have been converted pursuant to the Merger Agreement, without any interest thereon. The certificates so surrendered will be canceled.

If payment is to be made to a holder of shares other than a holder of shares in whose name a surrendered certificate is registered, it shall be a condition of payment that the certificate surrendered must be properly endorsed or otherwise be in proper form for transfer, and the holder of the certificate must provide funds for payment of any transfer or other taxes required by reason of the payment to a holder other than the registered holder of the surrendered certificate or establish to the satisfaction of D&M Holdings U.S. that the tax has been paid or is not applicable.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate:

•	if you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by D&M Holdings U.S. or the paying agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against D&M Holdings U.S. or the paying agent.

Shareholders should not send their certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to shareholders promptly after the effective time of the Merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this Proxy Statement and such letter of transmittal.

At any time which is more than six months after the effective time of the Merger, D&M Holdings U.S. shall be entitled to require the paying agent to deliver to it any funds made available to the paying agent which have not been disbursed to holders of Boston Acoustics stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such six-month period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

The cash paid to you upon conversion of your shares of Boston Acoustics common stock will be issued in full satisfaction of all rights relating to the shares of Boston Acoustics common stock.

Effect on Boston Acoustics Stock Options

The vesting of each stock option to acquire Boston Acoustics common stock outstanding at the effective time of the Merger will be accelerated, such that immediately prior to the completion of the Merger, all such outstanding options will be fully vested and exercisable. Each outstanding stock option to acquire Boston Acoustics common stock shall be cancelled and the holder thereof shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of shares as to which such option relates and exercisable multiplied by (ii) the excess, if any, of the merger consideration over the exercise price per share subject to such option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable taxes, if any, required to be withheld with respect to such payment. By way of example, if the holder of the option has an option for 100 shares that is exercisable at $16.00 per share, the holder would receive ($17.50 – $16.00) × 100 = $150.00 in consideration for the cancellation of these options. As of the completion of the Merger, all options with an exercise price equal to or greater than $17.50 per share will be canceled as of such date. Holders of such options will not receive consideration for such cancellation.

Effective Time of the Merger

The Merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of Massachusetts and a certificate of merger with the Secretary of State of the State of Delaware as specified in the Merger Agreement. The filing of the articles of merger and certificate of merger will occur on the closing date (the “Closing Date”). Subject to the terms and conditions of the Merger Agreement and in accordance with Massachusetts law, at the effective time of the Merger, Merger Sub, an indirect wholly-owned subsidiary of D&M Holdings Inc. and a party to the Merger Agreement, will merge with and into Boston Acoustics. Boston Acoustics will survive the Merger as an indirect wholly-owned Massachusetts subsidiary of

D&M Holdings Inc. If the Merger Agreement is approved by Boston Acoustics’ shareholders, the Merger will be completed as soon as all of the other conditions to the Merger set forth in the Merger Agreement have been satisfied or waived by D&M Holdings U.S. or Boston Acoustics, as applicable. These conditions are described below under “Merger Agreement and Other Related Agreements—Conditions to Closing.”

Representations and Warranties

The Merger Agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the Merger.

The Merger Agreement contains customary representations and warranties of Boston Acoustics as to, among other things:

•	the organization, good standing and corporate power and authority of Boston Acoustics and its subsidiaries;

•	our corporate power and authority to enter into the Merger Agreement and to consummate the Transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	required consents and approvals of governmental entities as a result of the Merger;

•	our capitalization, including in particular the number of shares of our common stock and stock options outstanding;

•	Boston Acoustics’ subsidiaries;

•	Boston Acoustics’ SEC filings since January 1, 2002 and the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events since March 27, 2004;

•	contracts, including government contracts, and the absence of default under material contracts;

•	our compliance with applicable laws, reporting requirements and permits;

•	the absence of litigation or outstanding court orders against Boston Acoustics;

•	our employee benefits plans, employment agreements, matters relating to the Employment Retirement Income Security Act of 1974, as amended, and labor relations;

•	real property owned and leased by Boston Acoustics;

•	any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	required consents and approvals of governmental entities as a result of the Merger;

•	our intellectual property;

•	environmental matters;

•	tax matters;

•	our insurance policies;

•	transactions with affiliates;

•	brokers and other advisors;

•	state takeover statutes;

•	opinions of financial advisors;

•	transaction expenses;

•	voting requirements; and

•	accuracy of information in this proxy statement.

In addition, the Merger Agreement contains representations and warranties by D&M Holdings U.S. and Merger Sub as to, among other things, D&M Holdings U.S. having the necessary corporate power and authority, and sufficient funds to complete the transactions contemplated by the Merger Agreement.

The representations and warranties in the Merger Agreement are complex and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of D&M Holdings U.S. and Merger Sub” in Annex A to this Proxy Statement.

Covenants of the Parties

Conduct of Boston Acoustics’ Business

We agreed in the Merger Agreement that, unless D&M Holdings U.S. otherwise consents in writing, our business and that of our subsidiaries, and the use, operation, maintenance and repair of real property, shall be conducted in the ordinary course of business and we shall use our reasonable best efforts to (i) preserve substantially intact our business organization, material insurance policies and goodwill, (ii) keep available the services of our present officers and other key employees and (iii) preserve our present relationships with suppliers, lessors, employees, customers, liaisons, licensees, distributors, wholesalers, franchisees and other persons with which we have significant business relations.

In addition, we have agreed that, subject to specified exceptions, neither we nor any of our subsidiaries may, without D&M Holdings U.S.’s prior written consent:

•	(i) purchase, redeem or otherwise acquire our capital stock, or issue, grant, sell, transfer, authorize or encumber any shares of capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or enter into any agreement, understanding or arrangement with respect to the voting of its capital stock or (ii) accelerate, amend, modify or waive any stock repurchase rights, options, warrants or restricted stock, or grant, amend, reprice or exchange stock options under any of our stock plans or any other equity or equity-based awards to any current or former director, officer, employee, independent contractor or consultant of the Boston Acoustics or any of its subsidiaries;

•	(i) increase the compensation payable or to become payable to or fringe benefits of any company personnel (except for increases in salary or wages in the ordinary course of business to employees who are not executive officers or directors or the payment of accrued but unpaid bonuses), (ii) grant new bonuses or grant any severance or termination or transition pay to company personnel, (ii) establish, adopt or enter into, amend or terminate any benefit plan or any plan, agreement, arrangement, program, policy, trust, fund or other arrangement that would be a benefit plan if it were in existence as of the date of Merger Agreement (except as may be required by applicable law) or allow for the commencement of any new offering periods under any employee stock purchase plans, (iii) hire, or enter any agreement to hire, any employee on a full-time, part-time (other than temporary employees hired in the ordinary course of business), consulting or other basis for annual compensation in excess of $100,000.

•

(i) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of us or any of our subsidiaries, (ii) acquire or agree to acquire (by merger, consolidation, acquisition of assets or otherwise) any person or material assets, or any voting or non-voting equity securities or similar ownership interests in any person, (iii) split, combine, subdivide or reclassify any shares of any class or series of its stock or (iv) declare, set aside, make or pay any dividend or make other distribution payable in cash, stock, property or otherwise to holders of any class or series of our stock;

•	enter into, renew, extend or amend or modify in any material respect or terminate, cancel, waive, release or assign any contract or agreement which is or, if applicable, would be a material contract;

•	except as disclosed in our capital expenditure budget for the current fiscal year, commit to any capital expenditure (including, without limitation, the purchase of new software) in excess of $100,000;

•	manage our working capital (including, but not limited to, accounts receivable and accounts payable) outside of the ordinary course of business;

•	make any loans, any advances or any capital contributions to, or any investments in, any other person;

•	(i) incur or modify indebtedness, or guarantee any indebtedness, or cancel any indebtedness or other obligation owed to us or any of our subsidiaries, (ii) redeem, repurchase, prepay, defense or otherwise acquire any indebtedness of us or any of our subsidiaries or (iii) enter into hedging, swap or factoring arrangements or contracts or other similar financing instruments except in the ordinary course of business;

•	amend any provisions of our articles of organization or bylaws or other organizational documents;

•	transfer, lease, license, sublicense, assign, sell, sublease, mortgage, pledge, or otherwise dispose of, in whole or in part, or incur or subject any encumbrance on, any property or assets, (including, without limitation, intellectual property and any interest in any owned real property), in each case, (other than in the ordinary course of business or amend in any material respect, extend or terminate any leasehold interest in any leased real property;

•	other than with respect to purchase orders in the ordinary course of business, make any payments in excess of $100,000 or incur any commitment in excess of $100,000;

•	commence, undertake or engage in any new line of business;

•	adopt any material discounting or returns policy or program;

•	permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be cancelled or terminated or impaired in any way;

•	settle, dismiss, compromise, or commence any action threatened against, relating to or involving us and any of our subsidiaries in connection with any of our, and any of our subsidiaries, businesses, assets or properties or waive, assign or release any material rights or claims;

•	enter into any transaction, agreement, arrangement or understanding between (i) us or any of our subsidiaries, on the one hand, any (ii) any other affiliate of us (other than a subsidiary), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

•	take any action that is intended or may reasonably be expected to result in any of our representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied or in a violation of any provision of this Merger Agreement;

•	enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any act in breach of the foregoing restrictions;

•	(i) make any material tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material tax liability, (iii) file any amended tax return with respect to any material tax, (iv) change any annual tax accounting period, (v) enter into any closing agreement relating to any material tax or (vi) surrender any right to claim a material tax refund;

•	fail to timely satisfy or cause to be timely satisfied all applicable tax reporting and filing requirements contained in the Internal Revenue Code with respect to the transactions contemplated by the Merger Agreement;

•	make any changes in accounting policies or procedures other than in the ordinary course of business and other than as required by GAAP or a governmental authority;

•	except to the extent necessary to take any actions that we are otherwise permitted to take pursuant to Section 6.5 of the Merger Agreement, waive any of our rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any agreement; or

•	(i) open any new company facilities, or (ii) close, sell, reduce the size of, or expand any existing company facilities.

The covenants in the Merger Agreement relating to the conduct of Boston Acoustics’ business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the Merger Agreement entitled “Conduct of Business Prior to the Effective Time” in Annex A to this Proxy Statement.

Other Covenants

The Merger Agreement contains a number of other covenants, including covenants relating to:

•	preparation of this Proxy Statement and holding of the Special Meeting;

•	recommendation by our board of directors that its shareholders approve the Merger Agreement;

•	use of reasonable best efforts to consummate the Merger as promptly as practicable, including reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the Merger;

•	cooperation in obtaining financing;

•	public announcements and filings with governmental entities;

•	access to information;

•	notification of communications from governmental authorities or claims relating to the Merger or breaches of representations and warranties, breaches of covenants and certain other matters;

•	use of commercially reasonable efforts to renew Boston Acoustics’ current bank credit facility or to enter into a comparable credit facility;

•	indemnification and insurance; and

•	environmental matters.

No Solicitation

We have agreed that neither we nor any of our subsidiaries or representatives will, directly or indirectly:

•	initiate, solicit, encourage or otherwise knowingly facilitate any inquiries or the making, submission or reaffirmation of any proposal or offer with respect to any acquisition proposal;

•	engage in any negotiations or discussions concerning, or provide access to our properties, books and records or any confidential information or data to, any person relating to, or that may reasonably be expected to lead to, an acquisition proposal;

Under the Merger Agreement, “acquisition proposal” means any proposal or offer, including any proposal to our shareholders, from any person other than D&M Holdings or Merger Sub relating to:

•	any direct or indirect acquisition of 15% or more of our equity securities or voting interests, including any tender offer or exchange offer; or

•	any direct or indirect acquisition of 15% or more of our assets and our subsidiaries’ assets, taken as a whole.

Prior to the Special Meeting, however, we or our board of directors are permitted to engage in discussions or negotiations with, or provide any information to, a third party in connection with an unsolicited bona fide written acquisition proposal, if and only to the extent that:

•	our board of directors believes in good faith, after consultation with its advisors, that the acquisition proposal is, or could reasonably be expected to result in, a superior proposal and that the board of directors is required to engage in discussions with or provide information to the third party to comply with its fiduciary duties to our shareholders; and

•	our board of directors receives from the third party an executed confidentiality agreement containing terms that are substantially similar to and no less favorable to us than those contained in the confidentiality agreement signed with an affiliated entity of D&M Holdings U.S.

Under the Merger Agreement, “superior proposal” means a bona fide written acquisition proposal that:

•	relates to more than 50% of our outstanding common stock or assets and our subsidiaries’ assets, taken as a whole;

•	our board of directors believes in good faith, after consultation with its advisors, would, if consummated, result in a transaction more favorable to our shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (after giving effect to any adjustments to the terms and conditions of the Merger Agreement proposed in writing by D&M Holdings U.S. in response to such acquisition proposal); and

•	is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed.

We have agreed to notify D&M Holdings U.S. within 24 hours of our receipt of any acquisition proposal, requests for information or requests for discussions or negotiations regarding any acquisition proposal. In our notice to the D&M Holdings U.S., we have agreed to specify the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal. We have also agreed to keep the D&M Holdings U.S. reasonably informed of the status of any discussions or negotiations with third parties and of any modification to the third party inquiries, proposals or offers. Under the Merger Agreement, we may not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which we are a party that relates to any acquisition proposal. We also agreed to terminate or cause to be terminated any discussions or negotiations with any parties that may have been ongoing with respect to any acquisition proposal as of June 8, 2005.

We have also agreed that our board of directors will not and will not publicly propose to:

•	withdraw or modify its approval or recommendation of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement;

•	approve or recommend any acquisition proposal; or

•	approve or execute or enter into any letter of intent, agreement in principle, or any similar agreement with respect to any acquisition proposal.

Notwithstanding our obligations under the Merger Agreement, prior to the approval of the Merger Agreement by our shareholders at the special meeting, we may terminate the Merger Agreement or our board of directors may withdraw its recommendation of the Merger Agreement in order to recommend a superior proposal if, in response to the receipt of an unsolicited third party acquisition proposal that our board of directors determines in good faith, after consultation with its financial and legal advisors, is a superior proposal and that terminating the Merger Agreement and/or recommending the superior proposal to our shareholders is necessary for the board of directors to comply with its fiduciary duties to our shareholders. In addition, we and our board of directors are permitted to make any legally required disclosure to shareholders with regard to an acquisition proposal.

Nevertheless, we may not terminate the Merger Agreement, and the board of directors may not recommend a superior proposal to our shareholders, unless we provide D&M Holdings U.S. with 72 hours prior written notice of these actions and, during this 72 hour period, we must negotiate in good faith with D&M Holdings U.S. to make any adjustments in the terms and conditions of the Merger Agreement such that the acquisition proposal would no longer constitute a superior proposal.

Conditions to Closing

The parties’ obligations to complete the Merger are subject to the following conditions:

•	the approval of the Merger Agreement by the requisite vote of our shareholders;

•	no law, injunction, judgment or ruling shall have been enacted or shall be in effect that enjoins, restrains, prevents or prohibits the completion of the Merger or makes the completion of the Merger illegal; and

•	the expiration or termination of the waiting period under the HSR Act, the expiration or termination of any applicable waiting periods under foreign antitrust laws and the receipt of any required foreign antitrust approvals.

D&M Holdings U.S. and Merger Sub will not be obligated to complete the Merger unless the following conditions are satisfied or waived:

•	our representations and warranties must be true and correct as of the date of the Merger Agreement and the date of the closing of the Merger, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Boston Acoustics;

•	we must have performed in all material respects all of our obligations under the Merger Agreement;

•	since the date of the Merger Agreement, there must not have been any material adverse effect on Boston Acoustics;

•	appraisal rights shall not have been exercised by our shareholders with respect to more than five percent (5%) of the issued and outstanding shares of Boston Acoustics common stock immediately prior to the Closing Date;

•	(i) we must have delivered to D&M Holdings U.S. and Merger Sub our audited financial statements for the fiscal year ended March 26, 2005 containing an unqualified opinion by our independent auditors that is not modified in any way by an explanatory paragraph relating to the consistency of the application of accounting principles, ability to continue as a going concern or for any other matter and (ii) our audited revenues and its audited operating income for the 12 months ending on March 26, 2005 and its audited gross cash and cash equivalents balance as of March 26, 2005 shall be not less than certain specified amounts;

•	certain of our key employees must continue to be employed by us in their current capacities, subject to certain exceptions; and

•	D&M Holdings U.S. shall have received the proceeds of the financing for the Merger on terms and conditions reasonably satisfactory to D&M Holdings U.S.

The Merger Agreement provides that a “material adverse effect” means any circumstance, change, event, development, effect or occurrence that, individually or in the aggregate:

•	is or could reasonably be expected to be materially adverse to the business, prospects, properties, assets, financial condition or results of operations of Boston Acoustics and its subsidiaries taken as a whole, other than any circumstance, change, event development, effect or occurrence resulting from:

•	changes in general economic conditions;

•	general changes or developments in the industries in which Boston Acoustics and its subsidiaries operate, unless such changes, events, developments, effects or occurrences have had, or would reasonably be expected to have, a materially disproportionate impact on Boston Acoustics and its subsidiaries taken as whole relative to other participants in the industries in which Boston Acoustics and its subsidiaries operate; or

•	could or could reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by the Merger Agreement.

Boston Acoustics’ obligation to complete the Merger is also subject to the following conditions:

•	D&M Holdings U.S.’s and Merger Sub’s representations and warranties must be true and correct as of the date of the Merger Agreement and as of the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on D&M Holdings U.S.’s ability to complete the Merger; and

•	D&M Holdings U.S. and Merger Sub must have performed in all material respects all of their respective obligations under the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the closing of the Merger:

•	by mutual written consent of Boston Acoustics and D&M Holdings U.S.

•	by either Boston Acoustics or D&M Holdings U.S. if:

•	the Merger is not completed by November 30, 2005; provided a party may not so terminate the Merger Agreement if the Merger shall not have been completed primarily due to a party’s breach or failure to perform any of its representations, warranties, covenants or agreements under the Merger Agreement;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and nonappealable that enjoins, restrains, prevents or prohibits the completion of the Merger or makes the completion of the Merger illegal; or

•	the required vote of our shareholders is not obtained to approve the Merger Agreement at shareholders duly convened therefor or at any adjournment thereof;

by D&M Holdings U.S. if:

•	Boston Acoustics breaches a representation, warranty, covenant or agreement in the Merger Agreement, or any representation or warranty shall have become untrue, subject to Boston Acoustics’ ability to cure such breach;

•	Boston Acoustics enters into an agreement relating to an acquisition proposal, or our board of directors (1) shall have withdrawn or modified, in a manner adverse to D&M Holdings U.S., its recommendation that its shareholders approve the Merger Agreement or its approval of the Merger, (2) shall have approved or recommended to our shareholders an acquisition proposal;

by Boston Acoustics:

•	If D&M Holdings U.S. or Merger Sub breaches any representation, warranty, covenant or agreement in the Merger Agreement, or any of its representations or warranties shall have become untrue, subject to D&M Holdings U.S.’s ability to cure such breach; or

•	Prior to the adoption of this Agreement by the shareholders of the Company in accordance with this Agreement, in accordance with, and subject to the terms and conditions of, the confidentiality agreement entered into by the parties.

Expenses and Termination Fee

The Merger Agreement provides generally that, regardless of whether the Merger is completed, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring those fees or expenses. The Merger Agreement requires, however, that we reimburse D&M Holdings U.S. certain fees and expenses, in an amount not to exceed $1,250,000, incurred in connection with the transaction in the event that the Merger Agreement is terminated by us or D&M Holdings U.S. as a result of the failure of our shareholders to approve the Merger Agreement.

We have also agreed to pay D&M Holdings U.S. a termination fee of $3,000,000 (less the amount of any fees and expenses previously reimbursed to D&M Holdings U.S. as described above) in the event that:

•	we terminate the Merger Agreement in connection with the determination by our board of directors that an unsolicited third party acquisition proposal is a superior proposal;

•	D&M Holdings U.S. terminates the Merger Agreement in connection with any withdrawal, modification or change of approval or recommendation by our board of directors in a manner adverse to D&M Holdings U.S. or Merger Sub or any recommendation by our board of directors to our shareholders of an acquisition proposal other than the Merger;

•	(1)(A) D&M Holdings U.S. terminates the Merger Agreement due to a breach by us of any representation, warranty, covenant or agreement in the Merger Agreement or (B) by either D&M Holding U.S. or us as a result of the failure of our shareholders to approve the Merger Agreement, (2) prior to the event giving rise to such termination, an acquisition proposal is made known to us or is publicly disclosed and (3) within 12 months after termination of the Merger Agreement, we or any of our subsidiaries enter into a definitive agreement in respect of any acquisition proposal or a transaction pursuant to which an acquisition proposal is consummated.

D&M Holdings U.S. has agreed to pay us certain fees and expenses in connection with termination of the Merger Agreement as follows:

•	in the event that we terminate the Merger Agreement due to any representation or warranty of D&M Holdings U.S. having become untrue or inaccurate, then D&M Holdings U.S. shall pay an amount in cash equal to the amount of damages and/or losses incurred by us or our shareholders as a result of such termination in an aggregate amount not to exceed $3,000,000; and

•	in the event that the Merger Agreement is terminated either by us or D&M Holdings U.S. due to a failure to consummate the transaction on or before November 30, 2005 as a result of a failure by D&M Holdings U.S. to obtain the necessary financing, and certain other conditions to closing have been satisfied, then D&M Holdings U.S. shall pay us an amount of $1,000,000 as reimbursement for certain transaction fees and expenses.

Voting Agreement

In connection with the execution of the Merger Agreement and with the consent of our board of directors, D&M Holdings U.S. and Andrew G. Kotsatos, Heather A. Parsons (individually and as Trustee for the Nicholas A. Kotsatos Trust and the Alexander P. Kotsatos Trust), and Daeg Partners, L.P. (who collectively own a total of

1,594,761 shares of Boston Acoustics common stock, or approximately 38% of the outstanding shares of Boston Acoustics common stock) entered into a Voting Agreement dated as of June 8, 2005 (the “Voting Agreement”) pursuant to which these shareholders:

•	agreed to vote their shares of Boston Acoustics common stock (i) in favor of the Merger and the transactions contemplated by the Merger Agreement; and (ii) against any acquisition proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of such shareholder under the Voting Agreement or of Boston Acoustics under the Merger Agreement;

•	agreed not to (other than pursuant to the Merger Agreement) (i) transfer (including, without limitation, any sale, gift, pledge, assignment, encumbrance or other disposition), or consent to any transfer of, any or all of the shares or any interest therein, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Boston Acoustics with respect to the shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the shares, (iv) deposit the shares into a voting trust or enter into a voting agreement or arrangement with respect to the shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement;

•	appointed D&M Holdings U.S. and its designees as the holders’ irrevocable proxy and attorney-in-fact to vote their shares of Boston Acoustics common stock (a) in favor of the approval of the Merger, Merger Agreement and the approval of the transactions contemplated thereunder, and (b) against any acquisition proposal;

•	agreed to certain limitations on the solicitation of acquisition proposals;

•	waived and agreed not to exercise or assert any appraisal or similar rights, if any, in connection with the Merger; and

•	made certain representations and warranties.

In addition, pursuant to the Voting Agreement, D&M Holdings U.S. made certain representations and warranties to the Holders. Mr. Kotsatos is the Chairman of the Board and treasurer of Boston Acoustics, Ms Parsons is Mr. Kotsatos’s wife, and Daeg Partners is an affiliate of Kimelman & Baird LLC, which served as strategic adviser to Boston Acoustics in connection with the Merger and which will receive a transaction fee of $500,000 upon consummation of the Merger.

A copy of the Voting Agreement is attached as Annex C to this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects the number of shares of our common shares beneficially owned as of July 18, 2005 (i) by each person who is known by us to own beneficially more than 5% of our common stock, (ii) by each of our directors, (iii) by each of our executive officers and (iv) by all directors and executive officers as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days of July 18, 2005; for purposes of this table, all unvested options held by our executive officers are treated as being fully exercisable inasmuch of the vesting of such options will be accelerated, in accordance with their terms, immediately prior to the effective time of the merger. As used herein “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such individual.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock
Kimelman & Baird LLC 100 Park Avenue New York, NY 10017	423,600	(1)	10.26%

Fidelity Management & Research Company 80 Devonshire Street Boston, MA 02109	274,488	(2)	6.48%

Scopia Management Inc. 100 Park Avenue New York, NY 10017	211,487	(3)	4.99%

Directors and Officers:

Andrew G. Kotsatos	1,460,361	(4)	34.00%

Moses A. Gabbay	233,180	(5)	5.30%

David E. Bell	4,000	(6)	*

E. William Boehmler	4,000	(7)	*

George J. Markos	4,000	(8)	*

Debra A. Ricker	29,235	(9)	*

Michael B. Chass	41,000	(10)	1.00%

All Directors and Executive Officers as a group (7 persons)	1,775,776	(11)	39.00%

*	Indicates less than 1% ownership.
(1)	On February 14, 2005, a group consisting of Kimelman & Baird, LLC, Sheila Baird and Michael Kimelman filed with the Securities and Exchange Commission Amendment No. 5 to a Statement of Acquisition of Beneficial Ownership on Schedule 13G. The filing discloses that Kimelman & Baird has dispositive and shared voting power over 221,600 of the shares and that Sheila Baird and Michael Kimelman have dispositive and shared voting power over all of the shares. The number of shares beneficially owned includes shares held by an affiliate, Daeg partners, L.P.
(2)	On February 14, 2005, a group consisting of Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., Fidelity Low Priced Stock Fund, an investment company advised by FMR Corp. (the “Fund”), Edward C. Johnson 3d and Abigail P. Johnson filed with the Securities and Exchange Commission Amendment No. 2 to a Statement of Acquisition of Beneficial Ownership on Schedule 13G. The filing discloses that the Fund owns 274,488 shares of common stock and that FMR Corp., Mr. Johnson and Ms Johnson, through their control of Fidelity and the Fund, each has sole power to dispose of the shares owned by the Fund.
(3)	On February 14, 2005, a group consisting of Scopia Management Inc., Scopia PX LLC, Scopia Partners LLC, Scopia International Limited, The Coast Fund LLP and Scopia Partners QP LLC filed with the Securities and Exchange Commission Amendment No. 1 to a Statement of Acquisition of Beneficial Ownership on Schedule 13G. The filing discloses that Scopia Management Inc. has sole dispositive and voting power over all of the shares.
(4)	Includes (a) 385,628 shares owned by Mr. Kotsatos’ wife, individually and as trustee for the benefit for their children, as to which beneficial ownership is disclaimed by Mr. Kotsatos and (b) 61,000 shares issuable upon exercise of certain options which are currently exercisable or become exercisable within 60 days of July 18, 2005 (assuming acceleration of the vesting of all options immediately prior to the effective time of the Merger) (“Currently Exercisable Options”).
(5)	Includes 179,500 shares subject to Currently Exercisable Options.

(6)	Includes 4,000 shares subject to Currently Exercisable Options.
(7)	Includes 4,000 shares subject to Currently Exercisable Options.
(8)	Includes 4,000 shares subject to Currently Exercisable Options.
(9)	Includes 10,325 shares subject to Currently Exercisable Options.
(10)	Includes 21,000 shares subject to Currently Exercisable Options.
(11)	Includes 283,825 shares subject to Currently Exercisable Options.

MARKET FOR COMMON STOCK; DIVIDEND POLICY

Boston Acoustics common stock is traded on the Nasdaq National Market System under the ticker symbol “BOSA.” This table shows, for the periods indicated, the high and low closing price per share for Boston Acoustics common stock as reported by the Nasdaq National Market System.

Fiscal 2005	High	Low
First Quarter	11.96	10.00
Second Quarter	13.75	9.81
Third Quarter	14.00	12.17
Fourth Quarter	15.32	12.81

Fiscal 2004	High	Low
First Quarter	10.00	8.81
Second Quarter	12.25	9.66
Third Quarter	11.90	10.30
Fourth Quarter	14.25	10.10

The high and low trading prices per share for Boston Acoustics common stock as reported by the Nasdaq National Market System on July 19, 2005, the last trading day prior to the date of this Proxy Statement, were $17.43 and $17.13, respectively.

As of July 18, 2005, Boston Acoustics common stock was held by 85 shareholders of record.

Quarterly dividends of $0.085 each (totaling $0.34 per year) were declared and paid during fiscal year 2004 and fiscal year 2005. Pursuant to the Merger Agreement, Boston Acoustics may not declare or pay any dividend without the consent of D&M Holdings U.S., and on June 10, 2005 the company announced that its regularly quarterly dividend would not be paid in July 2005. Following the Merger, Boston Acoustics common stock will not be traded on any public market.

OTHER MATTERS

As of this time, the Boston Acoustics board of directors knows of no other matters to be brought before the meeting. However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters. Discretionary authority, if conferred by the enclosed proxy, will include authority to vote on matters concerning which Boston Acoustics did not receive timely notice pursuant to the provisions of Boston Acoustics’ by-laws. For a further description of these matters, see “Merger Agreement and Other Related Agreements—Shareholder Proposals”.

Adjournments

Although it is not expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies without notice, other than by the announcement made at the Special Meeting, if approved by the holders of a majority of the shares of Boston Acoustics common stock present, in person or by proxy, and entitled to vote at the Special Meeting. Boston Acoustics is soliciting proxies to grant the authority to vote in favor of adjournment or postponement of the Special Meeting. In particular, authority is expected to be exercised in the event that there are insufficient shares represented in person or by proxy at the special meeting to constitute a quorum required for conduct of business at the special meeting, or to solicit additional proxies in favor of approval of the Merger Agreement. Our board of directors recommends that you vote FOR the proposal to grant the authority to vote your shares to adjourn the meeting.

Shareholder Proposals

Boston Acoustics’ 2005 Annual Meeting of Shareholders was scheduled to be held on August 16, 2005, but has been postponed. The 2005 Annual Meeting of Shareholders will only be held if the Merger is not completed. Proposals of shareholders intended to be presented at the 2005 Annual Meeting of Shareholders were due by March 28, 2005, in order to be considered for inclusion in Boston Acoustics’ proxy statement and proxy for that meeting. If the date of the 2005 Annual Meeting of Shareholders is changed by more than 30 calendar days from the expected date, however, Boston Acoustics must receive such proposal within a reasonable time before the Boston Acoustics board of directors makes its proxy solicitation.

Any shareholder proposal intended to be presented for consideration at the Company’s 2006 Annual Meeting of Shareholders must be received by the Company not later than March 27, 2006 in order to be considered for inclusion in the Company’s proxy statement for the 2006 Annual Meeting of Shareholders. In accordance with the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended, if the Company does not receive notice of a shareholder proposal to be raised at its 2006 Annual Meeting of Shareholders on or before June 9, 2006, then in such event, the management proxies shall be allowed to used their discretionary voting authority when the proposal is raised at the 2006 Annual Meeting of Shareholders. If the Merger is consummated, Boston Acoustics will no longer be a public company and will not be subject to the proxy rules promulgated under the Securities Exchange Act of 1934. Any shareholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by Boston Acoustics. In addition to soliciting shareholders by mail, certain of Boston Acoustics’ directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Boston Acoustics will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Boston Acoustics will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of Boston Acoustics may also be made of some shareholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

HOUSEHOLDING INFORMATION

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. A number of brokers with account holders who are shareholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to shareholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you were sent a single proxy statement in a household with multiple shareholders, Boston Acoustics will promptly deliver a separate copy of the proxy statement to you if you send a written request to us at 300 Jubilee Drive, Peabody, MA 01960, Attention: Investor Relations. Shareholders who in the future wish to receive multiple copies can contact us at this same address. If you hold your shares through a broker that is utilizing “householding” and you want to receive separate copies of Boston Acoustics’ annual report and proxy statement in the future, you should contact your broker.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker, or if such shareholder is a direct holder of shares of our common stock, such shareholder should contact us at 300 Jubilee Drive, Peabody, MA 01960, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

Boston Acoustics files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Boston Acoustics files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Boston Acoustics’ SEC filings are also available to the public from the SEC’s Internet site at “http://www.sec.gov”.

All information contained in this Proxy Statement relating to Boston Acoustics has been supplied by Boston Acoustics and all information contained herein relating to D&M Holdings U.S. Inc. and Allegro Acquisition Corp. has been supplied by D&M Holdings U.S.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated July 20, 2005. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date. Neither the mailing of this Proxy Statement to shareholders nor the issuance of cash in the Merger creates any implication to the contrary.

By Order of the Board of Directors

William E. Kelly
Secretary

Peabody, Massachusetts

July 20, 2005

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

BOSTON ACOUSTICS, INC.,

D&M HOLDINGS U.S. INC.

and

ALLEGRO ACQUISITION CORP.

Dated as of June 8, 2005

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of June 8, 2005 (this “Agreement”) among Boston Acoustics, Inc., a Massachusetts corporation (the “Company”), D&M Holdings U.S. Inc., a Delaware corporation (“Parent”) and Allegro Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS:

A. The board of directors of the Company (the “Board of Directors”), by resolutions duly adopted, has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and the Delaware General Corporation Law (“DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement, upon the terms and conditions contained herein, and (iii) resolved to recommend approval of this Agreement by the stockholders of the Company;

B. The boards of directors of Parent and Merger Sub, by resolutions duly adopted, have approved, and the board of directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the MBCA and the DGCL, upon the terms and conditions contained herein;

C. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

D. Contemporaneously with the execution and delivery of this Agreement, and as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and the stockholders named therein (the “Stockholders”) have entered into a Voting Agreement, dated the date hereof, the form of which is attached as Exhibit A hereto (the “Voting Agreement”), pursuant to which each Stockholder has, among other things, agreed to vote certain shares beneficially owned by the Stockholder in favor of the Merger and this Agreement and against any other proposal, in each case subject to and on the conditions set forth therein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Expense Reimbursement Amount” means $1,000,000.

“Company Facilities” means any of the Company’s distribution centers, offices and other facilities.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the confidentiality agreement dated January 23, 2004, between Ripplewood Holdings, LLC and the Company.

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the Ordinary Course of Business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities laws.

“Equity Interest” means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (c) with respect to any other Person, any other security representing any direct equity ownership or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, self-regulatory organization, agency or commission, workers’, employees’ or labor or any similar council or organization, or any court, tribunal, or judicial or arbitral body (including any political or other subdivision, department or branch of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person for the deferred purchase price of assets, property or services (other than trade payables incurred in the Ordinary Course of Business and other current liabilities), (vi) all obligations of such Person pursuant to or evidenced by hedging, swap or factoring arrangements or contracts or other similar instruments, (vii) Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, or in effect guaranteed directly or indirectly, jointly or severally, by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, (viii) Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (ix) reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person, and (x) obligations under any acquisition agreements pursuant to which such Person is responsible for any earn-out or other contingent payments.

“Intellectual Property” means United States or foreign intellectual property, including, without limitation, (i) all inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, logos, trade names, corporate names, domain names, and trade dress, and all translations and derivations thereof, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including data, databases and related documentation), and (vi) all other proprietary rights.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.

“Liabilities” means any and all Indebtedness and other liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured.

“Material Adverse Effect” means any circumstance, change, event, development, effect or occurrence that, individually or in the aggregate, (A) is or could reasonably be expected to be materially adverse to the business, prospects, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any circumstance, change, event, development, effect or occurrence resulting from (i) changes in general economic conditions, (ii) general changes or developments in the industries in which the Company and the Company Subsidiaries operate, unless, in the case of the foregoing clauses, such circumstances, changes, events, developments, effects or occurrences have had, or would reasonably be expected to have, a materially disproportionate impact on the Company and the Company Subsidiaries taken as whole relative to other participants in the industries in which the Company and the Company Subsidiaries operate or (B) could or could reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

“MBCA” means the Business Corporation Act of the Commonwealth of Massachusetts.

“Option” means each option or other right granted by the Company to purchase shares of Company Common Stock pursuant to any of the Stock Plans.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and reasonable business practices in the industry in which the Company and the Company Subsidiaries operate.

“Parent Expense Reimbursement Amount” means an amount, not to exceed $1,250,000, equal to the documented fees and expenses of Parent and its direct and indirect equity holders incurred or to be irrevocably incurred in connection with the preparation and execution of this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of legal and financial advisors, commitment and similar fees and expenses of financing sources and fees and expenses of filing, printing and mailing of the Proxy Statement.

“Permitted Encumbrances” means: (i) liens for taxes, assessments and governmental charges or levies imposed upon the Company or a Company Subsidiary not yet due and payable for which appropriate reserves have been established or which are being contested in good faith by appropriate proceedings, (ii) Encumbrances imposed by Law (including, without limitation, zoning, entitlement and other land use regulations), (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or a Company Subsidiary arising or incurred in the Ordinary Course of Business, (v) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to real property; provided, that none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, (vi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, (vii) any matters specifically disclosed in title reports delivered or made available to Parent and (viii) liens to any Indebtedness set forth on Section 1.1 of the Company Disclosure Letter.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Plans” means the following plans: (i) Boston Acoustics, Inc. 1996 Stock Plan, as amended, and (ii) Boston Acoustics, Inc. 1997 Stock Plan, as amended, and (iii) Boston Acoustics 2005 Stock Option Plan for Non-Employee Directors.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Tax” or “Taxes” means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” or “Tax Returns” means all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of Taxes.

“Visteon Agreement” means (i) that certain Joint Development and Intellectual Property Agreement, dated October 9, 2001, between Visteon Corporation and the Company, (ii) that certain Amendment to Global Terms for Production Parts and Non-Production Parts Goods and Services, dated November 19, 2004, between the

Company and Visteon Agreement and (iii) any other contract, purchase order or other agreement entered into or to be entered into between the Company and Visteon Corporation or any other Person (including, without limitation, any suppliers, vendors, agents, distributors, third-party component manufacturers or customers of the Company or Visteon Corporation) in connection with such agreement.

Section 1.2. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Acquisition Proposal	6.6(a)
Articles of Merger	2.2
Agreement	Preamble
Antitrust Law	6.7(b)
Balance Sheet	7.2(c)
Balance Sheet Date	7.2(c)
Benefit Plans	4.13(a)
Board of Directors	Recitals
Board Recommendation	4.2
Capitalization Date	4.5(a)
Certificate	3.5(b)
Certificate of Merger	2.2
Closing	2.2
Closing Date	2.2
Commitment Letters	5.6
Company	Preamble
Company Common Stock	3.1(a)
Company Disclosure Letter	Article IV
Company Personnel	6.1(a)
Costs	6.9(a)
Dissenting Shares	3.4(a)
DOJ	6.7(b)
Effective Time	2.2
Environmental Laws	4.17(b)
Environmental Permits	4.17(b)
ERISA Affiliate	4.13(c)
Excluded Shares	3.1(a)
Existing Credit Facility	6.12
Financing	5.6
Foreign Plans	4.13(a)
FTC	6.7(b)
Indemnified Directors and Officers	6.9(a)
Infringement	4.16(b)(iii)
Key Employee	7.2(f)
Leased Real Property	4.15(b)
Licenses	4.11(a)
Material Contract	4.10(b)
Materials of Environmental Concern	4.17(b)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
NASDAQ	4.4
Owned Real Property	4.15(a)

Term	Section
Parent	Preamble
Payee	8.2(f)
Paying Agent	3.5(a)
Payor	8.2(f)
Proxy Statement	6.4(a)
Real Property Lease	4.15(b)
Regulation S-K	4.7(b)
Regulation S-X	4.7(a)
Representatives	6.6(a)
Requisite Stockholder Vote	4.2
Sarbanes-Oxley Act	4.11(b)
SEC	3.5(a)
SEC Reports	4.7(a)
Shares	3.1(a)
Stockholders Meeting	6.3
Superior Proposal	6.6(a)
Surviving Corporation	2.1
Termination Date	8.1(c)
Termination Fee	8.2(b)
WARN	4.14(b)

ARTICLE II

THE TRANSACTIONS

Section 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement and pursuant to Section 11.02 of the MBCA and Section 252 of the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Surviving Corporation shall continue to be governed by the laws of the Commonwealth of Massachusetts.

Section 2.2. Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts as soon as practicable, but in no event later than the seventh Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of the Commonwealth of the Commonwealth of Massachusetts in such form as required by, and executed in accordance with, the relevant provisions of the MBCA and a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filings of the Articles of Merger and the Certificate of Merger, or such later time as is specified in the Articles of Merger and the Certificate of Merger and as is agreed to by Parent and the Company, being the “Effective Time”) and shall make all other filings or recordings required under the MBCA and the DGCL in connection with the Merger.

Section 2.3. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MBCA and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4. Articles of Organization; By-Laws.

(a) At the Effective Time, the articles of organization of the Company shall be the articles of organization of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

(b) From and after the Effective Time, the by-laws of the Company shall continue to be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of organization of the Surviving Corporation and applicable Law.

Section 2.5. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of organization and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK AND EXCHANGE OF CERTIFICATES

Section 3.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $17.50 in cash, without interest (the “Merger Consideration”); provided, however, that any shares of Company Common Stock (“Shares”) to be canceled pursuant to Section 3.1(b) (any Shares to be so canceled, “Excluded Shares”) and any Dissenting Shares (as defined in Section 3.4(a)) shall not be converted into the right to receive the Merger Consideration.

(b) Each Share held in the treasury of the Company, Parent or Merger Sub or owned by any direct or indirect Subsidiary of such Persons, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock of the Surviving Corporation.

Section 3.2. Treatment of Options and Other Equity Awards. Pursuant to the option agreements governing the outstanding Options, immediately prior to the Effective Time, all such Options shall vest in full. The Company shall take all action necessary such that, as of the Effective Time, each Option that is outstanding as of immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of Shares as to which such Option relates and is exercisable multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share subject to such Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment, such that, immediately after the Effective Time, there shall be no outstanding Options.

Section 3.3. Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the number of issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

Section 3.4. Dissenting Shares.

(a) Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 13.02 of the MBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 13.02 of the MBCA; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 13.02 of the MBCA, such stockholder’s Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 13.02 of the MBCA shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration without any interest thereon.

(b) The Company shall give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 13.02 of the MBCA and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 13.02 of the MBCA. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

Section 3.5. Payment and Exchange of Certificates.

(a) Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company to act as Paying Agent in connection with the Merger (the “Paying Agent”). From time to time after the Effective Time, Parent will provide to, or cause Merger Sub to provide to, and shall deposit in trust with, the Paying Agent, the aggregate consideration to which stockholders of the Company become entitled under this Article III. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise).

(b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Common Stock immediately prior to the Effective Time, whose shares were converted pursuant to Article III into the right to receive the Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Common Stock (each, a “Certificate”) in order to receive payment of the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof), and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the

Certificates (or effective affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration. When the Paying Agent receives a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall pay to the holder of the Shares represented by the Certificate (or effective affidavits of loss in lieu thereof), or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to each Share represented by such Certificate, less any required Tax withholdings in accordance with Section 3.5(c) below, and the Certificate shall be cancelled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Effective Time, a Certificate shall represent only the right to receive the Merger Consideration in respect of the Shares represented by such Certificate, without any interest thereon.

(c) The Paying Agent may withhold from the sum payable to any Person as a result of the Merger, and pay to the appropriate Governmental Authorities, any amounts which the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum which is withheld and paid to a Governmental Authority as permitted by this Section 3.5 will be deemed to have been paid to the Person with regard to whom it is withheld.

(d) If a Certificate has been lost, stolen or destroyed, the Parent will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that Parent may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to Parent against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(e) At any time which is more than six months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article III (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to Parent, Persons entitled to payment in accordance with this Article III shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration upon surrender of the Certificates held by them, without any interest thereon; provided, that such Persons shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable Laws. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) From and after the Effective Time, the Surviving Corporation shall not record on the stock transfer books of the Company or the Surviving Corporation any transfers of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer, they shall be cancelled and treated as having been surrendered for the Merger Consideration in respect of the Shares represented thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein, unless it is readily apparent that the disclosure contained in such section of the disclosure letter contains enough information regarding the subject matter of other representations and warranties contained in this Article IV as to clearly qualify or otherwise clearly apply to such other representations and warranties) delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1. Organization. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the requisite corporate or similar power and authority to own, operate or lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.1 of the Company Disclosure Letter, complete and correct copies of the articles of organization and by-laws (or equivalent organization documents) of the Company and each Company Subsidiary, in each case as currently in effect, have been made available to Parent, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Company or the Company Subsidiaries. Neither the Company nor any Company Subsidiary is in violation of the provisions of their respective governing documents.

Section 4.2. Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the transactions contemplated by this Agreement pursuant to an affirmative vote of holders of at least two-thirds of the outstanding Shares to approve this Agreement (the “Requisite Stockholder Vote”)). The Board of Directors, at a meeting duly called and held, duly and unanimously adopted resolutions (i) adopting the Agreement and the transactions contemplated hereby, (ii) determining that the terms of this Agreement are fair to and in the best interests of the Company’s stockholders, (iii) declaring the advisability of this Agreement, and (iv) recommending that the Company’s stockholders vote in favor of approving this Agreement at the Stockholders Meeting (this clause (iv), the “Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The approval of this Agreement by the Requisite Stockholder Vote is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company or any Company Subsidiary necessary to approve this Agreement and the transactions contemplated hereby.

Section 4.3. Non-Contravention. The execution, delivery and performance of this Agreement by the Company does not and will not (a) conflict with or violate its governing documents, (b) conflict with or violate the governing documents of any Company Subsidiary, (c) assuming that all consents, approvals and authorizations contemplated by clauses (a), (b), (c), (d), (e), (f) and (g) of Section 4.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties are bound, or (d) conflict with, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or a change in the rights and obligations under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of an Encumbrance upon any of its assets).

Section 4.4. Governmental Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and “blue sky” laws, (d) the rules and regulations of The Nasdaq National Market (“NASDAQ”), (e) MBCA, (f) the applicable requirements of antitrust or other competition laws of other jurisdictions or investment laws relating to foreign ownership and (g) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.5. Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock. As of the close of business on May 31, 2005 (the “Capitalization Date”), (i) 4,198,512 Shares were issued and outstanding and (ii) no Shares were held in the treasury of Company or by any of the Company Subsidiaries. As of the date of this Agreement, the Company has outstanding Options to purchase 395,075 Shares, with a weighted average exercise price of $10.983. From the close of business on the Capitalization Date until the date of this Agreement, no Shares have been issued except for Shares issued pursuant to the exercise of Options outstanding on the Capitalization Date in accordance with their terms. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. Except as set forth above, there are no outstanding shares, options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or voting securities of the Company, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of the Company.

(b) Except as set forth in Section 4.5(a), there are no preemptive rights of any kind which obligate the Company or any Company Subsidiary to issue or deliver any shares of capital stock or voting securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any Company Subsidiary, any shares of capital stock or voting securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Company on any matter.

(c) As of the date of this Agreement, each Option has the exercise price, is subject to the vesting schedule, has an exercise period, may be exercised with respect to that number of shares of Company Common Stock and is held by the holder set forth with respect thereto, as set forth in Section 4.5(c) of the Company Disclosure Letter.

Section 4.6. Company Subsidiaries. Section 4.6 of the Company Disclosure Letter sets forth the name and jurisdiction of organization of, and percentage of outstanding Equity Interests directly or indirectly held by the Company in, each Company Subsidiary and each other Person in which the Company owns a direct or indirect Equity Interest. All the outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal, and, except as set forth in Section 4.6 of the Company Disclosure Letter, are owned, directly or indirectly by the Company free and clear of any Encumbrances. There are no outstanding options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any Equity Interests of any Company Subsidiary, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of any Company Subsidiary.

Section 4.7. SEC Reports; Financial Information.

(a) The Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all financial statements, schedules, exhibits, supplements and amendments thereto) required to be filed by it with the SEC or NASDAQ since January 1, 2002 (all such forms, reports, statements, certifications and other documents filed by the Company with the SEC since January 1, 2002, whether or not required to be filed, collectively, the “SEC Reports”), each of which, as finally amended, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the SEC Reports, as finally amended, contain, or, in the case of Registration Statements filed with the SEC, on the date of effectiveness thereof, contained, any untrue statement of a material fact or omit, or in the case of Registration Statements filed with the SEC, on the date of effectiveness thereof, omitted, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the SEC Reports. Each of the consolidated financial statements (including the related notes and schedules) included in the SEC Reports comply with Regulation S-X under the Securities Act and Exchange Act (“Regulation S-X”) and have been prepared in accordance with GAAP applied on a consistent basis for the periods involved (except as may be indicated in the notes thereto). Each of the consolidated balance sheets included in the SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and each of the related consolidated statements of earnings, cash flows and stockholders’ equity included in the SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year end audit adjustments and the absence of full footnote disclosure).

(b) Neither the Company nor any Company Subsidiary is party to any “Off-Balance Sheet Arrangements” (as such term is defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Act and Exchange Act (“Regulation S-K”).

Section 4.8. No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any Liabilities, except Liabilities which (i) are accrued or reserved against in the Balance Sheet or reflected in the notes thereto, (ii) were incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the Ordinary Course of Business, (v) are readily apparent on the face of disclosures contained in the Company Disclosure Letter or (vi) have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.9. Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the SEC Reports, (i) there has not been any change in the business, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole, except those changes that have not had and could not reasonably be expected to have, individually or in the aggregate, an adverse effect that could constitute a Material Adverse Effect, (ii) except as expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in, and have not engaged in any transaction with a value to the Company in excess of $100,000 other than in accordance with, the Ordinary Course of Business, and, without limiting the generality of the foregoing, neither the Company nor any Company

Subsidiary has taken any of the actions described in Section 6.1(a) through (x) of this Agreement that, if such action had been taken after the date hereof, would have required the consent of Parent thereto.

Section 4.10. Contracts.

(a) Except as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any:

(i) contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K;

(ii) contract containing covenants of the Company or any Company Subsidiary not to compete in any line of business, industry or geographical area or which affects the ability of an Affiliate of the Company or any Company Subsidiary from competing in any line of business, industry or geographical area;

(iii) contract which creates a partnership or joint venture or similar arrangement with respect to any material business of the Company or any Company Subsidiary;

(iv) contract that, individually or in the aggregate, would or would reasonably be expected to prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;

(v) indenture, credit agreement, loan agreement, guarantee, note or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $100,000;

(vi) contract (other than this Agreement) for the acquisition or sale of assets (whether by merger, consolidation, acquisition of stock or assets or otherwise) in excess of $100,000;

(vii) collective bargaining agreement, employment agreement, offer letter, or severance or termination or transition agreement, in each case providing for annual payments of more than $100,000;

(viii) agreement (or group of related agreements) for the lease of personal property providing for annual payments of more than $100,000;

(ix) contract (other than purchase orders) for the purchase or sale of materials, supplies, goods, equipment, products, merchandise or other assets, or for the furnishing or receipt of services, with any of the top 20 vendors of the Company or the Company Subsidiaries or top 20 customers (including dealers, channel partners or other distributors) of the Company or the Company Subsidiaries based on aggregate payments made or revenues received by the Company and the Company Subsidiaries, taken as a whole, during the fiscal year ending March 26, 2005;

(x) contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $100,000;

(xi) settlement or conciliation agreement or similar agreement (except for benefit plans and individual employee agreements) or order or consent of a Governmental Authority to which the Company or any of the Company Subsidiaries is a party involving future performance by the Company or any Company Subsidiary which is material to the Company;

(xii) other contract (other than this Agreement or purchase orders) pursuant to which the Company or any Company Subsidiary has incurred a Liability in excess of $100,000 or providing for payments from the Company or any Company Subsidiary in excess of $100,000;

(xiii) contract by which the Company or any Company Subsidiary licenses to or from any Person any material Intellectual Property or that otherwise concerns material Intellectual Property or that otherwise concerns material Intellectual Property;

(xiv) agreement with any shareholder, former shareholder, affiliate, director, officer or relative of any of the foregoing; and

(xv) Real Property Leases or other agreement relating to the Leased Real Property.

(b) Each such contract described in Section 4.10(a) is referred to herein as a “Material Contract.” With respect to each such Material Contract, (i) neither the Company nor any Company Subsidiary is (and, to the knowledge of the Company, no other party is) in or is alleged to be in breach of or default under such Material Contract, (ii) neither the Company nor any Company Subsidiary has given or received any written notice or claim of default under such Material Contract, (iii) no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under such Material Contract, (iv) such Material Contract is in full force and effect, and is the valid, binding and enforceable obligation of the Company and the Company Subsidiaries, and to the knowledge of the Company, of the other parties thereto, (v) the consummation of the transactions contemplated by this Agreement will not result in such Material Contract failing to continue in full force and effect after the consummation of such transactions without penalty or other adverse consequence, (vi) no party has repudiated any provision of such Material Contract and (vii) except as set forth on Section 4.10(b) to the Company Disclosure Letter, such Material Contract does not contain any change or control or similar provision that would be triggered by, or contain an assignment or similar provision that would prohibit, the transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of each Material Contract, including all material amendments thereto.

Section 4.11. Compliance with Law and Reporting Requirements.

(a) Neither the Company nor any Company Subsidiary is in violation of, or has violated, any Law, except for any violation or possible violation that has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each Company Subsidiary has and is in compliance with all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises, including, without limitation, any order issued by the United States Federal Trade Commission (collectively, “Licenses”) from Governmental Authorities required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect, except for any such License the absence of, the non-compliance with which, or the failure to be valid or in full force and effect, individually or in the aggregate, is not material to the Company and the Company Subsidiaries taken as a whole or would not or would not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and remains in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of NASDAQ. Section 4.11(b)(i) of the Company Disclosure Letter sets forth, as of the date hereof, a schedule of all officers and directors of the Company who may have outstanding loans from the Company, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(i) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(ii) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iii) As of the date hereof, the Company has not identified any material control deficiencies other than as disclosed in Section 4.11(b)(iii) of the Company Disclosure Letter and, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) None of the Company Subsidiaries is, or has at any time since January 31, 2002 been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

Section 4.12. Litigation. There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, except as set forth in Section 4.12 of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary nor any of their respective properties is or are a party or subject to or in default under any Governmental Order which, individually or in the aggregate, is material to the Company and the Company Subsidiaries taken as a whole or that would or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement. To the knowledge of the Company, there are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle blower complaints pending or threatened or otherwise involving the Company or any Company Subsidiary, including, without limitation, regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

Section 4.13. Employee Compensation and Benefit Plans; ERISA.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a correct and complete list of (i) all material employee benefit plans, programs, policies, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life, disability, AD&D, and BTA insurance plans, or other welfare plans employment or consulting agreements, offer letters, transition agreements, and all other compensation programs, perquisites, fringe benefits or other manner of remuneration for services, all employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured, uninsured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributed or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors, officers or consultants of the Company or any Company Subsidiary (“Service Provider”) located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”), and (ii) all such plans, programs, policies, agreements or arrangements that would otherwise fall within the definition of Benefit Plans except that they are maintained pursuant to or governed by the Laws of a country other than the United States (collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, shall mean a “scheme” or other employee benefit program, policy agreement or arrangement in accordance with specific country usage.

(b) To the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a). Except to the extent not material to the Company and the Company Subsidiaries taken as a whole or as would not or would not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate, (i) all the Benefit Plans and any related trusts comply with and have been administered in compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Laws, and (D) their terms and the terms of any collective bargaining or collective labor agreements; and, in each case, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority questioning or challenging such compliance; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iii) there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (iv) no litigation or other dispute resolution proceeding has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation or other dispute resolution proceeding is threatened (other than routine claims for benefits in the normal course); (v) no partial termination (within the meaning of Section 411 of the Code and the regulations promulgated thereunder) has occurred with respect to any Benefit Plan that is a “pension benefit plan” within the meaning of Section 3(2) of ERISA and (vi) there are no governmental audits, inquiries or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan. There are no Benefit Plans under which shares of Company Common Stock may be issued or under which compensation may be paid or economic value otherwise transferred which is measured by the value of shares of Company Stock other than the Stock Plans.

(c) Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) sponsors or contributes, or has ever sponsored or contributed, to a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) has had at any time an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) has had at any time any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan, either directly or through any ERISA Affiliate; (iv) sponsors, maintains or contributes or has sponsored, maintained or contributed to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by law) or (v) any self-funded employee welfare benefit plan within the meaning of Section 3(1) of ERISA (including any such plan pursuant to which a stop-loss policy or contract applies but not including any Code Section 125 cafeteria plan uninsured medical reimbursement account). For purposes of this Section 4.13, “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

(d) Except to the extent not material to the Company and the Company Subsidiaries taken as a whole or as would not or would not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate, (i) each Foreign Plan and related trust, if any, complies with and has been administered in compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements and, in each case, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority questioning or challenging such compliance, (ii) each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved, (iii) all contributions to each Foreign Plan required to be made by the Company or the Company Subsidiaries through the Closing Date have been or shall be made or, if applicable, shall be accrued in accordance with country-specific accounting practices, (iv) there are no unresolved claims or disputes under the terms of, or in connection with, the Foreign Plans other than claims for benefits which are payable in the ordinary course, (v) no litigation or dispute resolution proceeding has been commenced with respect to any Foreign Plan and, to the knowledge of the Company, no such litigation or dispute resolution proceeding is threatened (other than routine claims for benefits in the normal course), and (vi) there are no governmental audits, inquiries or investigations pending or, to the knowledge of the Company, threatened in connection with any Foreign Plan. Section 4.13(d) of the Company Disclosure Letter designates each Foreign Plan that is a defined benefit pension plan.

(e) Except as may be required by applicable Law or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Benefit Plans or Foreign Plans or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company or any Company Subsidiary.

(f) Except as expressly provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (either alone or together with any other event): (i) result in any payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former Service Provider under any Benefit Plan or Foreign Plan; (ii) increase in any respect any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) result in the acceleration in any respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan. No payment or benefit which has been, will or may be made by the Company or any Company Subsidiary with respect to any current or former Service Provider in connection with the execution and delivery of the Agreement or the consummation of the transaction contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or fail to be deductible under Section 162(m) of the Code.

(g) Except to the extent not material to the Company and the Company Subsidiaries taken as a whole, neither the Company nor any Company Subsidiary has classified any individual as an “independent contractor” or similar status who, according to a Benefit Plan or Foreign Plan or applicable Law, should have been classified as an employee or of similar status. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any material liability by reason of any individual who provides or provided services to the Company or any Company Subsidiary, in any capacity, being improperly excluded from participating in any Benefit Plan or Foreign Plan.

(h) Correct and complete copies have been delivered to Parent by the Company of all material written Benefit Plans and Foreign Plans (including all amendments and attachments thereto); all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans and Foreign Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions, employee booklets, and any other material written communications to participants distributed on or after the beginning of the last fall fiscal year of the Company, if any, for the Benefit Plans or Foreign Plans (including, for any material Benefit Plan or Foreign Plan that is not embodied in a document, a written description of the material terms of such Benefit Plan or Foreign Plan).

Section 4.14. Labor Matters.

(a) Except to the extent not material to the Company and the Company Subsidiaries taken as a whole or as would not or would not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate, (i) there are no pending or, to the knowledge of the Company, threatened organizational activities or demands in writing for recognition by a labor organization seeking to represent employees of the Company or any Company Subsidiary, and no such organizational activities or demands in writing for recognition have occurred in the past three years; (ii) to the knowledge of the Company, no question concerning representation exists respecting the employees of the Company and the Company Subsidiaries; (iii) no grievance, arbitration, or complaint relating to labor or employment matters is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary; (iv) neither the Company nor any Company Subsidiary is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (v) there are no charges or Actions pending or, to the knowledge of the Company, threatened in writing, before the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration or any other Governmental Authority responsible for the prevention of unlawful employment practices; (vi) neither the Company nor any Company Subsidiary has received notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company or a Company Subsidiary and, to the knowledge of the Company, no such investigation is in progress; (vii) the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment and immigration; (viii) there is no labor dispute, strike or work stoppage against the Company or Company Subsidiaries pending or, to the knowledge of the Company, threatened, and no such labor dispute, strike or work stoppage has occurred in the past three years; and (ix) there is no charge or complaint against the Company or Company Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or, to the knowledge of the Company, threatened.

(b) Except to the extent not material to the Company and the Company Subsidiaries taken as a whole or as would not or would not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate, the Company and each Company Subsidiary have complied in all respects with the provisions of the Worker Adjustment and Retraining Notification Act (“WARN”) with respect to any “mass layoff” or “plant closing” (as such terms are defined in WARN), and any comparable state statutes and related regulations, effected or initiated by the Company or any Company Subsidiary prior to the Closing and determined without regard to any terminations occurring on or after the Closing Date.

Section 4.15. Properties. Except to the extent not material to the Company and the Company Subsidiaries taken as a whole or as would not or would not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate:

(a) Section 4.15(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property. Copies of title reports or policies obtained by the Company with respect to each of the Owned Real Property have previously been made available to Parent to the extent that such reports and policies are in the Company’s possession and control, as applicable.

(b) Section 4.15(b) of the Company Disclosure Letter sets forth the addresses of each parcel of real property leased, subleased, licensed or otherwise occupied (whether as landlord, sublandlord, tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”), and a true and complete list of all agreements (including the date and the name of the parties to such agreements) pertaining to the Leased Real Property (each a “Real Property Lease”). True and complete copies of each of the Real Property Leases that has not been terminated or expired as of the date hereof have been made available to Parent.

(c) The Company or the Company Subsidiaries has good title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. The Company or the Company Subsidiaries are in possession of substantially all of the Leased Real Property.

(d) None of the Owned Real Properties and the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.

(e) Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Real Property Lease either by the Company or the Company Subsidiaries party thereto or, to the knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or the Company Subsidiaries thereunder.

(f) There does not exist any pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor the Company Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property.

(g) The improvements constructed on the Owned Real Property and Leased Real Property are (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear.

(h) The improvements constructed on the Owned Real Property and Leased Real Property are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and, to the knowledge of the Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services.

Section 4.16. Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter lists all Intellectual Property registrations and applications and material unregistered Intellectual Property owned by the Company or any of the Company Subsidiaries.

(b)    (i) The Company and each of the Company Subsidiaries owns, or is licensed or otherwise has the right to use, all material Intellectual Property currently used in the conduct of its business, free and clear of all Encumbrances (including adverse ownership claims of current or former employees or contractors) other than Permitted Encumbrances;

(ii) all Intellectual Property registrations and applications owned by the Company or any of the Company Subsidiaries have been duly registered, maintained, renewed and/or filed, as applicable, and are subsisting and unexpired, and have not been abandoned and, to the knowledge of the Company, are valid and enforceable;

(iii) there is no Action or, to the knowledge of the Company, threatened with respect to, and the Company has not been notified in writing of and, to the knowledge of the Company, there is no infringement, dilution, misappropriation or other violation (“Infringement”) by the Company or any of the Company Subsidiaries or any of its or their products or services of the Intellectual Property of any Person;

(iv) to the knowledge of the Company, no Person is Infringing any right of the Company or any of the Company Subsidiaries with respect to Intellectual Property;

(v) the Company and the Company Subsidiaries take all reasonable steps to protect and maintain all of their material Intellectual Property; and

(vi) except as set forth on Section 4.16(b) of the Company Disclosure Letter, all Company Personnel have signed the Company’s standard form of proprietary information and invention agreement.

Section 4.17. Environmental Laws.

(a) Except to the extent not material to the Company and the Company Subsidiaries taken as a whole or as would not or would not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate: (i) the Company and each Company Subsidiary comply and have at all prior times complied with all applicable Environmental Laws, possess and at all prior times possessed, comply and have at all prior times complied with all applicable Environmental Permits required under such laws to operate and have made all appropriate filings for issuance or renewal of Environmental Permit and, to the knowledge of the Company, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future; (ii) none of the Company and the Company Subsidiaries has released or otherwise disposed of or arranged for the disposal of Materials of Environmental concern at any location and there are no Materials of Environmental Concern at any property or facility, currently and to the knowledge of the Company, formerly owned or operated by the Company or any Company Subsidiary, under circumstances that have resulted in or could reasonably be expected to result in a Liability of the Company or Company Subsidiary under any Environmental Law; (iii) neither the Company nor any Company Subsidiary has received any notification (including any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute) alleging that it is liable with respect to any Environmental Law (including any such Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location), and there are no Actions pending or threatened against the Company or any Company Subsidiary with respect to any Environmental Law or Material of Environmental Concern; (iv) the Company has made available to Parent true, complete and correct copies of any reports, studies, analyses, tests or monitoring possessed or initiated by, or within the control of, the Company or any Company Subsidiary with respect to any Environmental Laws or Materials of Environmental Concern; (v) none of the Company and the Company Subsidiaries has assumed any liabilities or obligations of any other Person under or relating to any Environmental Law; and (vi) none of the lawful execution of this Agreement and the lawful consummation of the transactions contemplated hereunder require any consent of, or notice to, any third Person pursuant to any Environmental Law.

(b) For purposes of this Agreement, the following terms have the meanings assigned below:

“Environmental Laws” means all foreign, federal, state, or local Laws, statutes, regulations, ordinances, codes, legally binding guidance documents, and all common law causes of action and all applicable judicial and administrative orders, decisions and decrees relating to pollution, contamination, protection of the environment, natural resources, human health or safety, or Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” means: means any hazardous, acutely hazardous, or toxic substance or waste or any other substance or material that is defined in, regulated by, or may form the basis of liability under any Environmental Laws, including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, petroleum and any products, by-products or factions thereof, radon, fungus, mold, lead or urea-formaldehyde insulation.

Section 4.18. Taxes. Except to the extent not material to the Company and the Company Subsidiaries taken as a whole or as would not or would not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate:

(a) all Tax Returns required to be filed by, or with respect to any activities of, the Company and the Company Subsidiaries have been filed, and all Taxes due and owing by the Company or any of the Company Subsidiaries (whether or not shown on any Tax Return) have been paid;

(b) all Taxes of the Company and the Company Subsidiaries have been paid or adequately provided for on the Company’s financial statements other than those Taxes accrued in the Ordinary Course of Business since the Balance Sheet Date;

(c) neither the Company nor any Company Subsidiary has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes;

(d) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary;

(e) the Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(f) neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract or otherwise;

(g) neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation”: in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code;

(h) neither the Company nor any Company Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2);

(i) No written claim has ever been made by any governmental authority in a jurisdiction where neither the Company nor any of the Company Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction;

(j) Neither the Company nor any of the Company Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement;

(k) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of the Company Subsidiaries;

(l) Neither the Company nor any of the Company Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;

(m) Neither the Company nor any of the Company Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of the Company Subsidiaries has any knowledge that the Internal Revenue Service proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of the Company Subsidiaries; or

(n) Neither the Company nor any of the Company Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

Section 4.19. Insurance. All insurance policies maintained by the Company and the Company Subsidiaries are listed in Section 4.19 of the Company Disclosure Letter. All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of the insurance policies, other than the actions contemplated by this Agreement.

Section 4.20. Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of the Company Subsidiaries, on the one hand, and (ii) any other Affiliate of the Company (other than the Company Subsidiaries) or other Persons, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K.

Section 4.21. Brokers. No broker, investment banker, financial advisor or other Person, other than Kimelman & Baird LLC and Boston Meridian, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees or commissions are payable.

Section 4.22. State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (with the exception of Chapters 110C and 110F of the Massachusetts General Laws) applicable to the Company is applicable to the transactions contemplated by this Agreement. The action of the Board of Directors in approving this Agreement (and the transactions provided for herein and therein) is sufficient to render the restrictions in Chapters 110C and 110F of the Massachusetts General Laws inapplicable to this Agreement (and the transactions provided for herein and therein). The Company has delivered to Parent a true and complete copy of all resolutions of its Board of Directors relating to the applicability of such anti-takeover statute or regulation to the Company or to this Agreement or the transactions contemplated hereby.

Section 4.23. Fairness Opinion. Boston Meridian, LLC has delivered to the Board of Directors its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Section 4.24. Transaction Expenses. Section 4.24 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date of this Agreement, of the amount of expenses to be paid by the Company through the Closing Date to each of the Company’s legal, tax, financial and other advisors, in each case in connection with this Agreement and the transactions contemplated hereby.

Section 4.25. Vote Required. The Requisite Stockholder Vote is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and to approve the transactions contemplated hereby.

Section 4.26. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1. Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, operate or lease its properties and to carry on its business as presently conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.2. Authority; Enforceability. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.3. Non-Contravention. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not and will not (a) conflict with or violate its certificate of incorporation or by-laws, (b) assuming that all consents, approvals and authorizations contemplated by clauses (a), (b), (c), (d), (e), (f) and (g) of Section 5.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to it or by which it or any of its properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which it is a party or by which its or any of its properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.4. Governmental Consents. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and “blue sky” laws, (d) the rules and regulations of the NASDAQ, (e) MBCA, (f) the applicable requirements of antitrust or other competition laws of other jurisdictions or investment laws relating to foreign ownership and (g) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.5. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 5.6. Financing. As of the date of this Agreement, Parent has obtained and accepted commitment letters (the “Commitment Letters”), from financing sources with respect to the financing (the “Financing”) necessary to deliver the aggregate Merger Consideration, true and complete copies of which have been delivered to the Company. Parent and Merger Sub collectively will have at the Effective Time sufficient funds, assuming the receipt of funds in the Financing, to pay the Merger Consideration for all outstanding Shares pursuant to this Agreement and to perform Parent’s and Merger Sub’s obligations under this Agreement.

Section 5.7. Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Conduct of Business Prior to the Effective Time. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Letter, or unless Parent shall otherwise agree in writing, the business of the Company and the Company Subsidiaries, and the use, operation, maintenance and repair of the Leased Real Property or the Owned Real Property, shall be conducted in the Ordinary Course of Business and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, material insurance policies and goodwill, to keep available the services of its present officers and other key employees and to preserve its present relationships with suppliers, lessors, employees, customers, liaisons, licensees, distributors, wholesalers, franchisees and other Persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed, provided, however, that Parent shall be entitled to take into account its plans for the Company after the Effective Time in determining whether or not to grant such consent):

(a) (i) purchase, redeem or otherwise acquire its capital stock, or issue, grant, sell, transfer, authorize or encumber any shares of capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or enter into any agreement, understanding or arrangement with respect to the voting of its capital stock or (ii) accelerate, amend, modify or waive any stock repurchase rights, options, warrants or restricted stock, or grant, amend, reprice or exchange Stock Options under any of the Stock Plans or any other equity or equity-based awards to any current or former director, officer, employee, independent contractor or consultant of the Company or any of the Company Subsidiaries (collectively, “Company Personnel”);

(b) (i) increase the compensation payable or to become payable to or fringe benefits of any Company Personnel (except for increases in salary or wages in the Ordinary Course of Business to employees who are not executive officers or directors or the payment of accrued but unpaid bonuses), (ii) grant new bonuses or grant any severance or termination or transition pay to Company Personnel, (ii) establish, adopt or enter into, amend or terminate any Benefit Plan (including any Foreign Plan) or any plan, agreement, arrangement, program, policy, trust, fund or other arrangement that would be a Benefit Plan (including any Foreign Plan) if it were in existence as of the date of this Agreement (except as may be required by applicable Law) or allow for the commencement of any new offering periods under any employee stock purchase plans, (iii) hire, or enter any agreement to hire, any employee on a full-time, part-time (other than temporary employees hired in the Ordinary Course of Business), consulting or other basis for annual compensation in excess of $100,000;

(c) (i) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of the Company Subsidiaries, (ii) acquire or agree to acquire (by merger, consolidation, acquisition of assets or otherwise) any Person or material assets, or any voting or non-voting equity securities or similar ownership interests in any Person, (iii) split, combine, subdivide or reclassify any shares of any class or series of its stock or (iv) declare, set aside, make or pay any dividend or make other distribution payable in cash, stock, property or otherwise to holders of any class or series of its stock;

(d) enter into, renew, extend or amend or modify in any material respect or terminate, cancel, waive, release or assign any contract or agreement which is or, if applicable, would be a Material Contract (including, without limitation, the Visteon Agreement);

(e) except as disclosed in the Company’s capital expenditure budget for the current fiscal year, commit to any capital expenditure (including, without limitation, purchase of new software) in excess of $100,000;

(f) manage the working capital of the Company (including, but not limited to, accounts receivable and accounts payable) outside of the Ordinary Course of Business;

(g) make any loans, any advances (other than travel advances to employees in the Ordinary Course of Business) or any capital contributions to, or any investments in, any other Person;

(h) (i) incur or modify Indebtedness, or guarantee any Indebtedness, or cancel any Indebtedness or other obligation owed to the Company or any of its subsidiaries, (ii) redeem, repurchase, prepay, defense or otherwise acquire any Indebtedness of the Company or any Company Subsidiary or (iii) other than in the Ordinary Course of Business, enter into hedging, swap or factoring arrangements or contracts or other similar financing instruments;

(i) amend any provisions of its articles of organization or bylaws or other organizational documents;

(j) transfer, lease, license, sublicense, assign, sell, sublease, mortgage, pledge, or otherwise dispose of, in whole or in part, or incur or subject any Encumbrance on, any property or assets, (including, without limitation, Intellectual Property and any interest in any Owned Real Property), in each case, (other than in the Ordinary Course of Business or amend in any material respect, extend or terminate any leasehold interest in any Leased Real Property;

(k) other than with respect to purchase orders in the Ordinary Course of Business, make any payments in excess of $100,000 or incur any commitment in excess of $100,000;

(l) commence, undertake or engage in any new line of business;

(m) adopt any material discounting or returns policy or program;

(n) permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be cancelled or terminated or impaired in any way;

(o) settle, dismiss, compromise, or commence any Action threatened against, relating to or involving the Company and any Company Subsidiary in connection with any business, asset or property of the Company and any Company Subsidiary or waive, assign or release any material rights or claims;

(p) enter into any transaction, agreement, arrangement or understanding between (i) the Company or any Company Subsidiary, on the one hand, any (ii) any other Affiliate of the Company (other than the Company Subsidiary), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(q) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII hereof being satisfied or in a violation of any provision of this Agreement;

(r) (i) make any material Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(s) fail to timely satisfy or cause to be timely satisfied all applicable Tax reporting and filing requirements contained in the Code with respect to the transactions contemplated by this Agreement;

(t) make any changes in accounting policies or procedures other than in the Ordinary Course of Business and other than as required by GAAP or a Governmental Authority;

(u) except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to Section 6.5 (and in such case only in accordance with the terms of Section 6.5), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any agreement;

(v) (i) open any new Company Facilities, or (ii) close, sell, reduce the size of, or expand any existing Company Facilities; or

(w) enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to take any of the actions described in Sections 6.1(a) through 6.1(v).

Section 6.2. Advice of Changes; Filings. The Company shall confer with Parent and report on operational matters and other matters as requested by Parent. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

Section 6.3. Stockholders Meeting. As promptly as practicable following the date of this Agreement, the Company, acting through its Board of Directors, and in accordance with applicable Law, shall (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement (the “Stockholders Meeting”) and (ii) (A) include in the Proxy Statement the Board Recommendation and (B) use its reasonable best efforts to obtain the necessary approval of the transactions contemplated by this Agreement by the stockholders of the Company.

Section 6.4. Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare and mail the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”). Parent and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, (i) the Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and (ii) Parent will furnish to the Company the information relating to it required by the Securities Act and the Exchange Act to be set forth in the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act and (ii) the rules and regulations of NASDAQ.

(b) The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Company or any Company Subsidiary will be deemed to have been supplied by the Company and information concerning or related to Parent will be deemed to have been supplied by Parent. If at any time prior to the Effective Time any event or circumstances relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent and, after consultation with Parent, file such amendment or supplement with the SEC.

(c) The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to Parent).

Section 6.5. Access to Information.

(a) During the period from the execution of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall, and shall cause each Company Subsidiary to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement with any Person (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement), afford representatives of Parent and its financing sources reasonable access during normal business hours to officers, employees, agents, and representatives of the Company and the Company Subsidiaries and to all properties of the Company and the Company Subsidiaries (including access for the purpose of (i) performing any non-intrusive environmental procedures, investigations or studies, or taking other non-intrusive actions related thereto, in connection with obtaining Phase I Environmental Site Assessments for or at the Owned Real Property or Leased Real Property at any facility of the Company or the Company Subsidiaries and (ii) preparing and coordinating programs, objectives and other information related to the integration of the business of the Company with the business of Parent and its Affiliates following consummation of the Merger), and will furnish, within a reasonable time, to Parent all information (including extracts and copies of books, records, contracts and other documents, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws) concerning the operations and business of the Company or any Company Subsidiary, including access to its personnel as Parent may reasonably request. In conducting any inspection of any properties of the Company and the Company Subsidiaries, neither Parent nor any of its representatives shall (A) interfere with the business of the Company or any Company Subsidiary conducted at such property, or (B) damage any property or any portion thereof. The Company acknowledges and agrees that Parent shall be permitted to contact and have discussions with any vendors, suppliers or sourcing agents or any landlords/sublandlords or other concerned parties under any of the leases or any tenants/subtenants, provided Parent provides the Company with reasonable advance notice of its intention to take any of the foregoing actions and Parent agrees to use its reasonable best efforts not to unreasonably interfere with the business of the Company or any Company Subsidiary in taking any of the foregoing actions.

(b) All information obtained pursuant to this Section 6.5 shall continue to be governed by the Confidentiality Agreement, which the parties agree shall survive until the Effective Time.

Section 6.6. Acquisition Proposals.

(a) The Company agrees that, except as otherwise permitted in this Section 6.6, (i) it and its officers and directors shall not, (ii) the Company Subsidiaries and the Company Subsidiaries’ officers and directors shall not, and (iii) it shall use reasonable best efforts to ensure that its and the Company Subsidiaries’ investment bankers, financial advisors, attorneys, accountants, employees, consultants or other agents, advisors or representatives (collectively, “Representatives”) shall not, (A) directly or indirectly, initiate, solicit, cause, encourage or otherwise knowingly facilitate any inquiries or the making, submission or reaffirmation of any proposal or offer with respect to a tender offer or exchange offer, proxy solicitation, merger, reorganization, share exchange, recapitalization, liquidation, dissolution, consolidation, business combination or other similar transaction involving the Company and/or the Company Subsidiaries or any proposal or offer to acquire in any manner an equity interest representing a 15% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any Company Subsidiary representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, in each case other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly take the steps necessary to inform the Persons set forth in clauses (i), (ii) and (iii) of the foregoing sentence of the obligations undertaken in this Section 6.6, and the Company agrees that it shall be responsible for any breach of this Section 6.6 by those Persons. Subject to Section 6.6(b), neither the Company nor its Board of Directors or any committee thereof shall approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, or any other agreement, arrangement or understanding relating in any respect to an Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by Section 6.6(b) below and the Company may not fail to make or withdraw, modify or change in a manner adverse to Parent all or any portion of the Board Recommendation, and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by the Company or its Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company in connection with the making or amendment of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to such Rule 14d-9(f)) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Company Board Recommendation), or (ii) prior to the approval of this Agreement by the Company’s stockholders in accordance with this Agreement, (A) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii), (x) the Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable Law and (y) the Company shall have informed Parent promptly following (and in no event later than 24 hours after) the taking by it of any such action.

A “Superior Proposal” means a bona fide written Acquisition Proposal (provided that for purposes of the definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned above, except that references to “15% or greater” and “15% or more” shall be deemed to be references to “50% or greater” and “50% or more”, respectively) that, after taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person or Persons making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (x) would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and conditions of this Agreement proposed in writing by Parent in response to such Acquisition Proposal) and (y) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed. The Company shall promptly inform the Persons set forth in clauses (i), (ii) and (iii) of the first sentence of this Section 6.6(a) of the obligations undertaken in this Section 6.6.

(b) Notwithstanding anything in this Section 6.6 to the contrary, if, at any time prior to the approval of this Agreement by the Company’s stockholders in accordance with this Agreement, the Board of Directors determines in good faith, after consultation with and receipt of advice from its financial advisors and outside legal counsel, in response to a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.6(a), that such proposal is a Superior Proposal and that terminating this Agreement to accept such Superior Proposal and/or recommending such Superior Proposal to the stockholders of the Company is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable Law, the Company may terminate this Agreement and/or its Board of Directors may recommend such Superior Proposal to its stockholders, as applicable; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 6.6(b) the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b); and provided, further, however, that the Company shall not exercise its right to terminate this Agreement and the Board of Directors shall not recommend a Superior Proposal to its stockholders pursuant to this Section 6.6(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that the Company or its Board of Directors intends to take such action with respect to a Superior Proposal, specifying in reasonable detail the material terms and conditions of the Superior Proposal, this notice to be delivered not less than 72 hours prior to the time the action is taken, and, during 72 hour period, the Company and its advisors shall negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

(c) The Company agrees that (i) it shall, and shall cause each Company Subsidiary and its and their Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and (ii) except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to this Section 6.6 (and in such case only in accordance with the terms of this Section 6.6), it shall not release any Person from, or waive any provisions of, any confidentiality or standstill agreement to which it or any Company Subsidiary is a party with respect to any Acquisition Proposal. The Company also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any Person by or on behalf of it or any of its Subsidiaries.

(d) The Company shall promptly (and in no event later than 24 hours after receipt of an Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify any Person making an Acquisition Proposal and set forth in reasonable detail its material terms and conditions) Parent after receipt of an Acquisition Proposal after the date hereof, or if any nonpublic information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it, any Company Subsidiary or any of its or any Company Subsidiary’s Representatives and thereafter shall keep Parent informed, on a current basis, of the status and material terms and conditions of any proposals or offers. The Company shall make available to Parent (to the extent it has not previously done so) all nonpublic information made available to any Person making an Acquisition Proposal after the date hereof at substantially the same time as it provides it to such other Person.

Section 6.7. Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or applicable agreement to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws as soon as practicable.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.7(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and thereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.7(a) and (b), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby and thereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby and thereby, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby and thereby; provided, however, that Parent shall not be obligated to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or agree to sell, hold separate or otherwise dispose of or conduct its business. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby and thereby beyond the Termination Date.

(d) Subject to the obligations under Section 6.7(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging any transaction contemplated by this Agreement or any other agreement contemplated hereby, (i) each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) each of Parent and the Company shall use its respective reasonable best efforts to defend, at its own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.7 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(c) so long as such party has up to then complied in all material respects with its obligations under this Section 6.7.

Section 6.8. Resignations. To the extent requested by Parent in writing at least five Business Days prior to Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

Section 6.9. Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee, officer or director may have under any employment agreement, Benefit Plan or Foreign Plan, from the Closing Date through the sixth anniversary of the Closing Date, Parent shall cause the Company to indemnify and hold harmless each present (as of the Effective

Time) and former officer or director of the Company and the Company Subsidiaries (the “Indemnified Directors and Officers”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), or taken by them at the request of the Company or any Company Subsidiary, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. Each Indemnified Director and Officer will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Company within ten Business Days of receipt by the Company from the Indemnified Director or Officer of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the MBCA, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) The articles of organization and by-laws of the Company shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the Company’s articles of organization and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Parent shall cause the Company to obtain and fully pay for prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that Parent shall not be required to cause the Company to obtain coverage under such a policy in excess of the amount that can be obtained for a cost equal to 150% of the current annual premium paid by the Company for its existing coverage. Parent agrees to cause the Company to honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 6.9(c) of the Company Disclosure Letter.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any Indemnified Director or Officer or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.

(f) In the event that the Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.9.

Section 6.10. Public Announcements. Each of the Company and Parent agrees that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 6.11. Cooperation; Financial Data.

(a) The Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts and cooperate with Parent, and take as promptly as reasonably practicable any action reasonably requested by Parent, in connection with (i) Parent’s obtaining the Financing, including, without limitation, (t) providing any information or documents reasonably requested by Parent, which is in the Company’s possession or to which the Company has access, (u) providing reasonable access to the books and records, officers, directors, agents and Representatives of the Company and its Subsidiaries, (v) preparing, completing and delivering all documentation reasonably necessary for the Financing, such as schedules, customary legal opinions and other supporting documentation reasonably requested by Parent, (w) obtaining and delivering auditor “comfort” letters and other auditor reports, consents or certifications and executing any reasonably necessary management representation letters, (x) preparing information memoranda, offering memoranda, private placement memoranda, registration statements, prospectuses, business projections, financial statements or data and other documents reasonably requested by Parent, (y) upon reasonable advance notice by Parent, participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, prospective investors and lenders and (z) providing customary certifications to placement agents and auditors (provided, that, in connection with any cooperation and/or actions taken under this clause (i) the Company shall not be required to cooperate or take any such actions which would interfere unreasonably with the business or operations of the Company and its Subsidiaries); and (ii) structuring the manner in which the Company is acquired by Parent, including, without limitation, (x) immediately prior to Closing, effecting an internal restructuring of assets, (y) selling certain assets to one or more Affiliates, designees or assignees of Parent and (z) immediately prior to the Closing, converting (including by merger) one or more Company Subsidiaries to limited liability companies or limited partnerships (provided that, in connection with any actions taken under this clause (ii), in all instances Merger Sub shall be merged with and into the Company). Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Company Subsidiaries in connection with their compliance with this Section 6.11(a).

(b) As soon as practicable, but in any event no later than 30 days after each calendar month-end following the date of this Agreement that occurs prior to the Effective Time, the Company shall deliver to Parent a copy of the Company’s internal operating balance sheet and internal profit and loss statement (prepared in form and substance on a basis consistent with past practice).

Section 6.12. Company Loan Agreement. The Company shall use its commercially reasonable efforts to enter into an agreement to renew its Amended and Restated Loan Agreement, dated as of May 1, 2001, between the Company and Citizens Bank of Massachusetts (the “Existing Credit Facility”) or otherwise enter into a comparable credit facility; provided, that in either case, such renewal agreement or other replacement facility agreement shall (i) be on substantially the same terms and conditions those set forth in the Existing Credit Facility (except that the maturity date under such agreement shall not be earlier than July 1, 2008) or on terms and conditions acceptable to Parent and Merger Sub and (ii) expressly permit or otherwise consent to the Merger.

Section 6.13. Further Action. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO MERGER

Section 7.1. Mutual Conditions to Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been approved by the stockholders of the Company by the Requisite Stockholder Vote in accordance with the Company’s articles of organization and the MBCA;

(b) No Law which prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement shall have been enacted, entered, promulgated or enforced by (i) any United States federal or state Governmental Authority, (ii) the European Commission or Governmental Authority of any member state of the European Union, (iii) any Governmental Authority of the jurisdictions listed in Section 7.1(b) of the Company Disclosure Letter, or (iv) any Governmental Authority other than those referred to in the preceding clauses (i), (ii) and (iii), unless, in the case of this clause (iv), failing to comply with such Law would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer of director of Parent, the Company or their respective Subsidiaries; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.7;

(c) No action, suit or proceeding shall be pending seeking to prohibit, restrain or enjoin or challenging the consummation of the transactions contemplated by this Agreement instituted by (i) any United States federal or state Governmental Authority, (ii) the European Commission or Governmental Authority of any member state of the European Union, (iii) any Governmental Authority of the jurisdictions listed in Section 7.1(c) of the Company Disclosure Letter, or (iv) any Governmental Authority other than those referred to in the preceding clauses (i), (ii) and (iii), unless, in the case of this clause (iv), any such action, suit or proceeding would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer of director of Parent, the Company, or their respective Subsidiaries; and

(d) (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired, (ii) any required approvals by the European Commission or Governmental Authority of any member state of the European Union applicable to the transactions contemplated hereunder or thereunder under applicable Law shall have been obtained or waiting periods thereunder shall have been terminated or shall have expired, (iii) any required approvals pursuant to any foreign Antitrust Law of the jurisdictions listed in Section 7.1(d) of the Company Disclosure Letter shall have been obtained or waiting periods thereunder shall have been terminated or shall have expired, and (iv) all other required approvals pursuant to any foreign Antitrust Law of any Governmental Authority shall have been obtained or waiting periods thereunder shall have been terminated or shall have expired, unless, in the case of this clause (iv), if failure to obtain such approval or failure of such waiting period to terminate or expire would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer of director of Parent, the Company, or their respective Subsidiaries.

Section 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties of the Company set forth in Sections 4.2, 4.5, 4.20, 4.22, 4.23 and 4.24 (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall be true, complete and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date) and (ii) the other representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall be true, complete and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except, in the case of this clause (ii), where the failure of any such representation or warranty to be so true, complete and correct as of the Closing Date has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Company shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(c) (i) the Company shall have delivered to Parent and Merger Sub its audited financial statements for the fiscal year ended March 26, 2005 (the “Balance Sheet Date”) containing an unqualified opinion by its independent auditors that is no modified in any way by an explanatory paragraph relating to the consistency of the application of accounting principles, ability to continue as a going concern or for any other matter and (ii) the Company’s audited revenues for the 12 months ending on March 26, 2005, its audited operating income for said period its audited gross cash and cash equivalents balance as reported on the Company’s audited balance sheet (the “Balance Sheet”) at the end of said period, in each case, shall be not less than the figures specified in Section 7.2(c) to the Company Disclosure Letter;

(d) there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(e) the Dissenting Shares shall not constitute more than five percent (5%) of the issued and outstanding Shares;

(f) each of the key employees of the Company identified in Section 7.2(f) of the Company Disclosure Letter (each, a “Key Employee”) shall continue to be employed in the position set forth opposite such Person’s name on Section 7.2(f) of the Company Disclosure Letter, unless, in each case, such Key Employee shall no longer be so employed as a result of (i) death or Disability or (ii) termination by the Company for Cause; provided, however, that nothing in this Agreement shall be construed as being or creating an obligation of Parent or the Company, as the Surviving Corporation in the Merger, to continue the employment of any such Key Employee following the Closing;

(g) Parent shall have received the proceeds of the Financing on terms substantially consistent with or more favorable than the terms set forth in the Commitment Letters, and to the extent that any terms and conditions are not set forth in the Commitment Letters, on such other terms and conditions as are reasonably satisfactory to Parent; and

(h) Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

Section 7.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated under this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

(b) Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of each party hereto;

(b) by any party hereto if any United States federal or state Governmental Authority, the European Commission, Governmental Authority of any member state of the European Union or any Governmental Authority of the jurisdictions listed in Section 8.1(b) of the Company Disclosure Letter shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by any party hereto if the Closing Date shall not have occurred on or before November 30, 2005 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure to perform constitutes a material breach of this Agreement;

(d) by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or if any such representation or warranty shall have become untrue or inaccurate, such that (x) the conditions set forth in Sections 7.3(a) or 7.3(b) would not be capable of being satisfied and (y) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) 10 business days following notice of such breach and (II) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any such representation or warranty shall have become materially untrue or inaccurate, or (ii) prior to the adoption of this Agreement by the stockholders of the Company in accordance with this Agreement, in accordance with, and subject to the terms and conditions of, Section 6.6(b);

(e) by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or if any such representation or warranty shall have become untrue or inaccurate, such that (x) the conditions set forth in Sections 7.2(a) or (b) would not be capable of being satisfied and (y) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) 10 business days following notice of such breach and (II) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any such representation or warranty shall have become untrue or inaccurate, or (ii) if the Board of Directors (A) shall have withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f), shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement) in a manner adverse to Parent or Merger Sub its approval or recommendation of the transactions contemplated by this Agreement, or shall have resolved to effect any of the foregoing, or (B) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the transactions contemplated hereunder, or shall have resolved to effect any of the foregoing; or

(f) by any party if, upon a vote thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been approved by the Requisite Stockholder Vote.

Section 8.2. Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 4.22, 5.6, 6.5(b), 6.10 this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $3,000,000 million (such amount, the “Termination Fee”) to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as practicable (but in any event within two Business Days) in the case of a termination pursuant to Section 8.1(e)(ii), payable by wire transfer of same day funds.

(c) In the event that (i) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(f), then the Company shall pay to Parent an amount in cash equal to the Parent Expense Reimbursement Amount, payable by wire transfer of same day funds concurrently with or prior to such termination if terminated by the Company and on the Business Day following such termination if terminated by Parent, and (ii) (x) this Agreement is terminated by Parent pursuant to Section 8.1(e)(i) or by the Company or Parent pursuant to Section 8.1(f), (y) at any time after the date of this Agreement and prior to the event giving rise to Parent’s or the Company’s, as applicable, right to terminate this Agreement under Section 8.1(e)(i) or Section 8.1(f), as applicable, an Acquisition Proposal shall have been made known to the Company or publicly disclosed, and (z) within 12 months after such termination, the Company or any Company Subsidiary enters into an agreement in respect of any Acquisition Proposal or a transaction pursuant to which any Acquisition Proposal is consummated, then the Company shall, in the case of a termination by Parent pursuant to Section 8.1(e)(i), pay the Termination Fee to Parent, and, in the case of a termination by the Company or Parent pursuant to Section 8.1(f), pay to Parent an amount equal to the Termination Fee minus the Parent Expense Reimbursement Amount (to the extent such amount has previously been paid to Parent), in either case payable by wire transfer of same day funds on the date of the agreement in respect of the Acquisition Proposal or, if earlier, on the date of the consummation of the transaction in respect of the Acquisition Proposal, as may be applicable (provided, that, for purpose of this Section 8.2(c)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.6(a), except that the references to “15% or greater” and “15% or more” shall be deemed to be references to “50% or greater” and “50% or more,” respectively).

(d) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), then Parent shall pay, within 10 Business Days after Parent acknowledges, or there is a final, non-appealable determination, that the Company has a right to terminate this Agreement pursuant to Section 8.1(d)(i), an amount in cash equal to the amount of damages and/or losses incurred by the Company or its stockholders as a result of such termination, provided that the aggregate amount of Parent’s and Merger Sub’s maximum Liability under this Agreement shall not exceed $3,000,000.

(e) In the event that (i) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(c) as a result of the failure of the condition set forth in Section 7.2(g) to be satisfied and (ii) the conditions set forth in Section 7.1 and Section 7.2 (other than 7.2(g)) had been satisfied, then Parent shall pay to the Company an amount in cash equal to the Company Expense Reimbursement Amount, payable by wire transfer of same day funds, currently with or prior to such termination if terminated by Parent and within two (2) Business Days after such termination if terminated by the Company.

(f) The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties hereto would enter into this Agreement; accordingly, if a party fails to timely pay any amount required to be paid by it pursuant to this Section 8.2 (such party, the “Payor”), and, in order to obtain the payment, the party entitled to receive such payment pursuant to this Section 8.2 (such other party, the “Payee”) commences a suit which results in a judgment against the Payor for the payment set forth in this Section 8.2, the Payor shall pay to Payee its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with this suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate of Citibank, N.A. then in effect on the date the payment was required to be made plus one percent.

Section 8.3. Expenses. Except as otherwise specifically provided in this Agreement, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 8.4. Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Closing Date, whether before or after approval of the transactions contemplated by this Agreement by the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (ii) this Article IX.

Section 9.2. Materiality; Company Disclosure Letter. As used in this Agreement, unless the context would require otherwise, the terms “material” or “material to the Company” and the concept of the “material” nature of an effect upon the Company shall be measured relative to the entire business of the Company and the Company Subsidiaries taken as a whole. There have been, however, included in the Company Disclosure Letter and may be included elsewhere in this Agreement items which are not “material” within the meaning of the immediately preceding sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by the Company that such items are “material” or to further define the meaning of such term for purposes of this Agreement. Disclosures included in any Section of the Company Disclosure Letter shall be considered to be made for purposes of all other Sections of the Company Disclosure Letter to the extent that the relevance of any such disclosure to any other Section of the Company Disclosure Letter is reasonably apparent from the text of such disclosure.

Section 9.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(a)	if to the Company, to:

300 Jubilee Drive

Peabody, Massachusetts 01960

Telecopy: (978) 538-5091

Attention: Andrew Kotsatos

with a copy to:

Nixon Peabody LLP

100 Summer Street

Boston, Massachusetts 02110

Telecopy: (617) 345-1300

Attention: William E. Kelly, Esq.

(b)	if to Parent or Merger Sub, to:

D&M Holdings Inc.

7-35-1 Sagami Ohno

Sagamihara-shi, Kanagawa, 228-8505

Japan

Telecopy: +1-81-42-748-7722

Attention: Hiroyuki Komyo

with a copy to:

RHJ International Japan Inc.

1-7 Uchisaiwaicho 1-chome

Chiyoda-ku, Tokyo 100-0011

Japan

Telecopy: +1-81-3-5251-6585

Attention: Shiong Tan

and to:

D&M Holdings U.S. Inc.

c/o Tonkon Torp LLP

1600 Pioneer Place

888 SW 5th Ave.

Portland, OR 97204

Telecopy: (408) 562-8729

Attention: David Meisels, Esq.

and to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, CA 90067

Telecopy: (310) 407-7502

Attention: Daniel Clivner, Esq.

Section 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.5. Entire Agreement. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 9.6. Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party), except that the Agreement may be assigned (in whole but not in part) (i) to an Affiliate of a party hereto or (ii) by Parent or any of its Subsidiaries to any of their respective financing sources; provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 9.6 shall be void.

Section 9.7. No Third Party Beneficiaries. Except for Section 6.9, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8. Governing Law. This Agreement and the legal relations between the parties shall be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent the laws of the Commonwealth of Massachusetts are required to apply to the Merger (without giving effect to choice of law principles thereof).

Section 9.9. Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Superior Court of the Commonwealth of Massachusetts for Middlesex County, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Superior Court of the Commonwealth of Massachusetts for Middlesex County in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Superior Court of the Commonwealth of Massachusetts for Middlesex County and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.3. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 9.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

D&M HOLDINGS U.S. INC.

By:	/S/ VICTOR PACOR
Name: Title:	Victor Pacor Authorized Signatory

ALLEGRO ACQUISITION CORP.

By:	/S/ VICTOR PACOR
Name: Title:	Victor Pacor President

BOSTON ACOUSTICS, INC.

By:	/S/ ANDREW G. KOTSATOS
Name: Title:	Andrew G. Kotsatos Chairman of the Board

ANNEX B

Dated as of June 8, 2005

Board of Directors

Boston Acoustics, Inc.

300 Jubilee Drive

Peabody, MA 01960

Gentlemen:

D&M Holdings, Inc., a Delaware corporation (“Buyer”), and Allegro Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger with Boston Acoustics, Inc., a Massachusetts corporation (the “Company”) in substantially the form presented to us (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), and each outstanding share of the Company’s Common Stock, par value $0.01 per share (the “Company Common Stock”) other than shares held by: (i) the Company; (ii) the Buyer; (iii) any subsidiary of the Company or Buyer; and (iv) holders of Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $17.50 per share in cash, without interest (the “Merger Consideration”).

You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to, and in accordance with, the Merger Agreement is fair, from a financial point of view, to such holders as of the date hereof.

For purposes of arriving at the opinion set forth below, we have, among other things:

i.) Reviewed certain publicly available financial statements and other information relating to the Company and the Buyer that we deemed to be relevant;

ii.) Reviewed certain financial and operating data relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company as prepared by the management of the Company;

iii.) Reviewed certain financial projections and forecasts prepared by the management of the Company;

iv.) Conducted discussions with senior executives of the Company concerning the matters described in clauses (i.), (ii.) and (iii.) above;

v.) Reviewed the last reported sale prices and trading activity for the Company Common Stock over such periods of time as we deemed to be relevant, and compared this data with that of certain other publicly traded companies that we deemed to be relevant;

vi.) Compared the results of operations of the Company with that of certain other publicly traded companies that we deemed to be relevant;

vii.) Compared the proposed financial terms of the Merger as set forth in the Merger Agreement with those of certain other transactions that we deemed to be relevant;

viii.) Participated in discussions among representatives of the Company and Buyer and their financial and legal advisors;

ix.) Reviewed a draft of the Merger Agreement dated June 7, 2005;

x.) Reviewed commitment letters related to the financing of the Merger addressed to Buyer from Mizuho Corporate Advisory, Ltd.; and

xi.) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary or appropriate, including our assessment of general economic, market and monetary conditions.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including, without limitation, information furnished to us orally or otherwise discussed with us by the management of Buyer and the Company or publicly available), and have neither attempted to verify, nor assumed any responsibility for verifying any of such information. We have relied upon the assurances of the respective managements of the Buyer and the Company that they are not aware of any facts that could reasonably be expected to make such information inaccurate or misleading. With respect to the financial forecasts for the Company provided to us by the Company’s management, upon your advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company, and that they provide a reasonable basis upon which we can form our opinion. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared in accordance with U.S. Generally Accepted Accounting Principles consistently applied and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows as of the dates and for the periods therein presented.

We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with all applicable federal and state laws, statues, rules and regulations. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We have further assumed with your consent that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us, and that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto and without waiver by Buyer of any of the conditions to its obligations thereunder.

We have not assumed responsibility for making, and have not made or obtained, any independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company or Buyer, nor have we evaluated the solvency or fair value of the Company or the Buyer under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Finally, our opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid, to the holders of Company Common Stock. We do not express any opinion as to (i.) the value of any employee agreement or other arrangement entered into in connection with the Merger, or (ii.) any tax or other consequences that might result from the Merger.

Boston Meridian is an investment banking firm specializing in financial advisory services, and is acting in the role of financial advisor to the Company in connection with the Merger with respect to advising the Company in its negotiations with Buyer and the rendering of this opinion, for which we will receive a fee. The Company has also agreed to indemnify us for certain liabilities that may arise out of our engagement. Boston Meridian is not a Broker Dealer, and as such we do not make a market in the Company Common Stock or any other company’s securities.

This opinion is for the use and benefit of the Board of Directors of the Company, and is not a recommendation to any shareholder as to how such shareholder should vote, or take any other action, with respect to the Merger. Further, this opinion addresses only the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock, and does not address the relative merits of the Merger and any alternatives to the Merger, the Company’s underlying decision to proceed with or effect the Merger, or any other aspects of the Merger.

This opinion may not be used, summarized, described, or referred to by the Company, or quoted or disclosed to any person in any manner, in whole or in part, without our prior written consent, which consent is hereby given to the inclusion of this opinion in full in any proxy statement or prospectus filed with the U.S. Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933, as amended.

Based upon and subject to the foregoing, our experience as investment bankers, our work described above and other factors that we deem relevant, we are of the opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock as of the date hereof.

Very Truly Yours,

/s/    Boston Meridian, LLC

BOSTON MERIDIAN, LLC

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 8, 2005 (this “Agreement”), among D&M HOLDINGS U.S. INC., a Delaware corporation (“Parent”), and certain stockholders of BOSTON ACOUSTICS, INC., a Massachusetts corporation (“Company”), identified on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Allegro Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and Beneficial Owner of the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I attached hereto (with respect to each Stockholder, such Stockholder’s “Existing Shares” and, together with any shares of Common Stock or other voting capital stock of Company acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or by means of purchase, dividend, distribution or otherwise, such Stockholder’s “Shares”);

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement; and

NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act.

(b) “Common Stock” shall mean at any time the Common Stock, $.01 par value, of the Company.

(c) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(d) “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(e) Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

2. Additional Agreements.

(a) Voting Agreement. Each Stockholder shall, from time to time, at any meeting of stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, cause the Shares to be counted as present for purposes of establishing a quorum, and vote or consent (or cause to be voted or consented), in person or by proxy, the Shares then held of record or Beneficially Owned by the Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, and any other voting securities of Company (whether acquired heretofore or hereafter), including, without limitation, any shares held for the Stockholder’s benefit in the Company’s profit-sharing plan (i) in favor of the Merger, the adoption by the stockholders of the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or of the Company under the Merger Agreement or which would result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled.

(b) No Inconsistent Arrangements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge, assignment, encumbrance or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company with respect to the Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

(c) Grant Of Irrevocable Proxy; Appointment Of Proxy.

(i) In accordance with the agreement to vote Shares set forth in paragraph 2(a) of this Agreement, and subject to the proviso contained therein, each Stockholder hereby irrevocably grants to, and appoints, Parent or any designee of Parent the Stockholder’s lawful agent, attorney and proxy (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, (A) in favor of the Merger Agreement, the Merger and the transactions contemplated thereby and (B) against any Acquisition Proposal. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(ii) Each Stockholder represents that any proxies heretofore given in respect of the Stockholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

(iii) Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of Company Common Stock is intended to be irrevocable in accordance with the provisions of Section 41 of the Massachusetts Business Corporation Law.

(d) No Solicitation. Each Stockholder hereby agrees, in its capacity as a stockholder of the Company, and not in any capacity as a director of the Company, that neither the Stockholder nor any of its subsidiaries or affiliates shall (and the Stockholder shall cause its officers, directors, partners, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, facilitate (including by way of furnishing or disclosing non-public information), participate in or initiate discussions, inquiries, proposals or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal. Each Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each Stockholder will promptly communicate to Parent the terms of any Acquisition Proposal made to such Stockholder and the identity of the party making such Acquisition Proposal. Any action taken by the Company or any member of the Board of Directors of the Company in accordance with Section 6.6 of the Merger Agreement shall be deemed not to violate this Section 2(d).

(e) Partial Assignment Of Profit. From and after the date hereof, each Stockholder hereby irrevocably assigns and agrees to pay to Parent an amount equal to fifty percent (50%) of any and all amounts received by such Stockholder in excess of the Merger Consideration in respect of each of its Shares in any transfer of, or execution of any contract, option or other arrangement or understanding with respect to the transfer (including but not limited to by way of merger, consolidation, recapitalization, tender offer or any other similar transaction) of, any of the Shares or any interest therein, in connection with a Superior Proposal. Upon the consummation of such a transfer, each Stockholder shall pay Parent by wire transfer of immediately available funds to an account specified by Parent an amount in cash equal to fifty percent (50%) of the excess of the price per share paid in such transfer over the Merger Consideration multiplied by the number of Shares transferred.

(f) Appraisal Rights. Each Stockholder hereby irrevocably waives any rights of appraisal with respect to the Merger or rights to dissent from the Merger that such Stockholder may have.

3. Representations And Warranties Of The Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

(a) Ownership Of Shares. The Stockholder is the record and Beneficial Owner of the Existing Shares. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. The Stockholder has the legal capacity (in the case of Stockholders that are natural persons) and all requisite power (corporate, partnership or other) and authority to enter into, to perform all of his or her obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

(c) No Conflicts. Except for filings under the HSR Act and the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of her properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of her properties or assets.

(d) No Encumbrances. Except as permitted by this Agreement, the Existing Shares and the certificates representing the Existing Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all encumbrances, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such encumbrances or proxies arising hereunder.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

(f) Reliance By Parent. The Stockholder understands and acknowledges that Parent and the Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

4. Representations And Warranties Of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Power; Binding Agreement. Parent has the power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent will not violate any other agreement to which it is a party. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b) No Conflicts. Except for filings under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of its properties or assets.

5. Shareholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholders Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7. Stop Transfer; Change In Common Stock. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” as used in this Agreement shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

8. Termination. This Agreement and the irrevocable proxies given herein shall terminate and no party shall have any rights or duties hereunder or thereunder upon the earlier of (a) the Effective Time or (b) termination of the Merger Agreement in accordance with its terms; provided that each Stockholder shall fulfill its obligations and continue to be liable under Section 2(e) in accordance with the terms thereof. Nothing in this Section 8 shall relieve or otherwise limit any party of liability for breach of this Agreement.

9. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

(c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

(d) Amendments; Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy or facsimile (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Stockholders:	At the addresses set forth opposite their names on Schedule I hereto

With a copy to:	Nixon Peabody LLP 100 Summer Street Boston, Massachusetts 02110 Attention: William E. Kelly, Esq. Fax: (866) 743-4899

If to Parent:	c/o D&M Holdings Inc. 7-35-1 Sagami Ohno Sagamihara-shi, Kanagawa 228-8505 Attention: Hiroyki Komyo (General Counsel) Fax: +1-81-42-748-7722

And to:	RHJ International Japan Inc. 1-7 Uchisaiwaicho 1-chome Chiyoda-ku, Tokyo 100-0011 Attention: Shiong Tan Fax: +1-81-3-5251-6585

And to:	D&M Holdings U.S. Inc. c/o Tonkon Torp LLP 1600 Pioneer Place 888 SW 5th Avenue Portland, OR 97204 Attention: David Meisels Fax: (408) 562-8729

With a copy to:	Simpson Thacher & Bartlett LLP 1999 Avenue of the Stars, 29th Floor Los Angeles, CA 90067 Attention: Daniel Clivner, Esq. Fax: (310) 407-7502

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

(k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

(l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

D&M HOLDINGS U.S. INC.

By:	/s/ VICTOR PACOR
Name: Title:	Victor Pacor Authorized Signatory

STOCKHOLDERS:

/s/ ANDREW G. KOTSATOS

/s/ HEATHER A. PARSONS
Heather A. Parsons, Individually and as Trustee of The Nicholas A. Kotsatos Trust and The Alexander P. Kotsatos Trust

DAEG PARTNERS, L.P.

By:	Daeg Capital Management, LLC, its General Partner

By:	/s/ MICHAEL KIMELMAN
Michael Kimelman, Member

Schedule I

Stockholder	Number of Shares
Andrew G. Kotsatos 25 Gould Road Arlington, Massachusetts 02276	1,010,733

Heather A. Parsons 25 Gould Road Arlington, Massachusetts 02276	157,062

Heather A. Parsons, Trustee The Nicholas A. Kotsatos Trust 25 Gould Road Arlington, Massachusetts 02276	114,283

Heather A. Parsons, Trustee The Alexander P. Kotsatos Trust 25 Gould Road Arlington, Massachusetts 02276	110,683

Daeg Partners, L.P. 100 Park Avenue, Suite 2120 New York, New York 10017	202,000

MASSACHUSETTS BUSINESS CORPORATIONS ACT

(Massachusetts General Laws, Chapter 156D)

Article 13.

Subdivision A. Right to Dissent and Obtain Payment for Shares

§ 13.01. Definitions.

In this Part the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

§ 13.02. Right to Appraisal.

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of Part 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of Part 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 13.03. Assertion of Rights by Nominees and Beneficial Owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Subdivision B. Procedure for Exercise of Appraisal Rights

§ 13.20. Notice of Appraisal Rights.

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

§ 13.21. Notice of Intent to Demand Payment.

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

§ 13.22. Appraisal Notice and Form.

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

§ 13.23. Perfection of Rights; Right to Withdraw.

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

§ 13.24. Payment.

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

§ 13.25. After-Acquired Shares.

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a) it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24:

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

§ 13.26. Procedure if Shareholder Dissatisfied With Payment or Offer.

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Subdivision C. Judicial Appraisal of Shares

§ 13.30. Court Action.

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

§ 13.31. Court Costs and Counsel Fees.

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

BOSTON ACOUSTICS

300 Jubilee Drive, Peabody, MA 01960

Proxy for Special Meeting to be held August 25, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOSTON ACOUSTICS BOARD OF DIRECTORS

The undersigned hereby appoints Andrew G. Kotsatos and Moses A. Gabbay, as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, $0.01 par value, of Boston Acoustics, Inc. held of record by the undersigned on July 18, 2005, at the Special Meeting of Boston Acoustics shareholders to be held at 300 Jubilee Drive, Peabody, MA 01960, 11:00 a.m., local time, on August 25, 2005, and at any continuations, postponements or adjournments thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying notice of special meeting of shareholders and the proxy statement with respect thereto and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 with discretionary authority to vote upon such other matters as may properly come before the meeting.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE

BOSTON ACOUSTICS SPECIAL MEETING IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of Boston Acoustics. Joint owner should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

SEE REVERSE SIDE

[Reverse Side]

☒	Please mark votes as in this example.

The board of directors of Boston Acoustics recommends that you vote “FOR” the merger proposal.

1.	Proposal to approve and adopt the agreement and plan of merger that Boston Acoustics entered into on June 8, 2005 with D&M Holdings U.S. and Allegro Acquisition Corp., pursuant to which Boston Acoustics would merge with a wholly-owned subsidiary of D&M Holdings U.S. and become a wholly-owned subsidiary of D&M Holdings U.S. after the merger. The adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
The board of directors of Boston Acoustics recommends that you vote “FOR” the proposal to adjourn or postpone if necessary.

2.	Proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

It is not expected that any matters other than those described in the proxy statement will be presented at the special meeting. If any other matters are presented which were not known within a reasonable time before the meeting, the proxies are authorized to vote upon such other matters in accordance with their discretion.

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Boston Acoustics special meeting or any continuations, postponement or adjournment thereof.

This proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:	Date:	__________________

Signature:	Date:	__________________